                                                                    EXHIBIT 10.1




                     Commercial Limited Partnership-Interest

                       Purchase- and Assignment Agreement





1. Bornemann & Bick GmbH & Co. KG , Gewerbestrasse 21-23, 32584 Lohne, represented by Provista 379. Verwaltungsgesellschaft mbH, Bergstrasse 7, 20095 Hamburg registered in the Commercial Register at the local court Hamburg under HRB 75179 in turn legally represented by Mr. Gerhard Bornemann, managing director with single authority of representation,



2. Mr. Gerhard Bornemann, businessman, born on September 25, 1939, residing at Schmiedestrasse 5, 45549 Sprockhovel,



3. Dr. Ulrich Bornemann, Studienrat, born on October 2, 1941, residing at Niederstrasse 22, 46509 Xanten, represented by Mr. Gerhard Bornemann according to the power of attorney dated May 12, 2000 attached as Exhibit A, and

4. Paxar Corporation, 105 Corporate Park Drive, White Plaines, New York 10604, USA, represented by Mr. Robert S. Stone born on May 15, 1937 residing at 70 Burr Farms Road, Mount Kisco, New York 10549, USA according to the power of attorney dated May 10, 2000 attached as Exhibit B, herewith enter into the following



               Commercial Limited Partnership-Interest-, Purchase-

                   and Assignment Agreement (the "Agreement"):

                                Table of Contents



Article                                                                                                    Page



         Table of Attachments



         Preliminary Remarks




1.       Sale and Assignment..........................................................................        9


2.       Purchase Price and Payment...................................................................       12


3.       Transfer Accounts of the KG..................................................................       16


4.       Adjustment of the Purchase Price.............................................................       17


5.       Representations, Warranties and Guarantees of the Sellers....................................       19


6.       Legal Consequences in Case of Violation of Representations, Warranties and Guarantees........       47


7.       No Compete Restraint.........................................................................       48


8.       Statute of Limitations.......................................................................       50


9.       Inspection by the Purchaser..................................................................       50


10.      Taxes........................................................................................       51


11.      Conditions Precedent.........................................................................       52


12.      Merger Control...............................................................................       52


13.      Rights and Obligations of the Parties........................................................       52


14.      Guarantee of the Guarantor...................................................................       56


15.      Seller no. 1's Profit Participation..........................................................       56


16.      Interim Period...............................................................................       60


17.      Arbitration..................................................................................       61


18.      Miscellaneous................................................................................       62

                              Table of Attachments



       NO.                                         CONTENTS OF ATTACHMENT
       ---                                         ----------------------
   1.9           Tangible or intangible assets

  1.15           Application in the Commercial Register


 5.2.7           Abstract from the Commercial Register, articles of association et al. of the KG


 5.2.8           Abstract from the Commercial Register, articles of association et al. of B+B-Polska


5.2.10           Abstract from the Commercial Register, articles of association et al. of Bornemann-Spain


5.2.11           Abstract from the Commercial Register, articles of association et al. of Bornemann-India


5.2.12           Abstract from the Commercial Register, articles of association et al. of Bornemann-Turkey


5.2.23           Restrictions of KG's ownership in, liens and encumbrances of shares in Bornemann-Spain


5.2.24           Restrictions of KG's ownership in, liens and encumbrances of shares in Bornemann-India


5.2.26           List of other equity, interest, shares, participations or sub-participations


5.2.30           Restrictions on disposal of Bornemann-Spain-Shares


5.2.31           Restrictions on disposal of Bornemann-India-Shares


5.2.36           Joint-venture agreement, cooperation agreement, working party agreement (Arbeitsgemeinschaftsvertrag) or similar contractual arrangement with third parties


5.2.37           Branch offices or other business operations


5.2.38           Supervisory board, advisory board, consultancy board or comparable boards or obligation to install such boards


5.2.39 (d)       Execution of the Agreement conflicts with, violates, results any contract, agreement, arrangement et al.


5.2.39 (e)       Execution of the Agreement creates or increases the amount of any liability or obligation of one of the Companies under such contract, agreement, arrangement or instrument


5.2.39 (f)       Lapse of rights of one of the Companies


 5.3.1           Financial Statement of the KG


 5.3.2           Financial Statement of the Subsidiary


 5.3.3           Balance sheet of Bornemann-Turkey


 5.3.4           Financial Statements of the Affiliates

 5.3.5           List of liabilities that are not directly related to, and that did not arise directly out of their business


 5.3.5 (a)       Assets, properties and rights not owned by the Companies which were used by the Companies on the basis of binding agreements with the Sellers


 5.3.5 (b)       Assets, properties and rights not owned by the Companies which were used by the Companies on the basis of binding agreements with third parties


 5.3.7           Liabilities, debts, claims or obligations in excess of DM 250,000.00


   5.4 (a)       German Real Estate


   5.4 (b)       Real estate property abstracts of German Real Estate


   5.4 (c)       Mortgages on German Real Estate


   5.4 (e)       Charges according to public law (Baulasten), building restrictions, land development plan, building scheme of
                 German Real Estate


   5.4 (f)       Foreign Real Estate


   5.4 (g)       Real estate property leased or rented by the KG


   5.4 (h)       Leased property with unwithdrawable right to purchase


   5.4 (i)       Real estate property leased or rented by the Subsidiary or the Affiliates


   5.4 (k)       Real estate property leased to third parties


   5.4 (l) (i)   Real estate property sold during the last 5 (five) years


   5.4 (l) (ii)  Terminated lease agreements during the last 5 (five) years


   5.5           Material Adverse Change et al.


 5.6.1 (e)       Filed tax returns and countries of filing


 5.6.3           Last tax audit report


   5.7 (a) (i)   Patents, trademarks/service marks, business or trade name


   5.7 (a) (ii)  Intellectual Property Rights of the Companies


   5.7 (c)       Use of trademarks/service marks


   5.7 (d)       Challenges of the Intellectual Property Rights by third parties


   5.7 (e)       Infringement of Intellectual Property Rights or unauthorized use of  Know-How by third parties


   5.7 (f)       Compliance of products


   5.7 (g)       Licenses and agreements to pay or receive any royalty in respect to the Intellectual Property Rights of the
                 Companies


   5.7 (h)       Intellectual Property Rights licensed to, but not owned by the Companies


   5.7 (i)       Know-how licenses


   5.8           Insurance policies (setting forth whether the third party liability insurance contract is of claim made or occurrence type) in each case with the

                 statement of the insured amount and the annual premium


 5.9.1           Material licenses, certificates, permits, permit applications, franchises, private product approvals


5.10.1           Work's council agreements, collective bargaining agreements of the KG


5.10.3           Relationships of the Companies with their employees


5.10.5           Names, titles, locations, annual compensation and all bonuses for all board members, et al.


5.10.6           Benefit having a monetary value


5.10.8           Obligations arising from termination or cancellation of any employment agreement


5.10.9           Obligations to pay or grant any salary, fringe benefit


  5.11 (a)       Rental, leasing or similar contracts


  5.11 (b)       Consultancy agreements


  5.11 (c)       Obligations owed to a benevolent fund, pension liabilities, pension- and related benefit liabilities et al.


  5.11 (d) (i)   Standard sales contract


  5.11 (d) (ii)  General conditions of sales


  5.11 (e)       Agreements regarding compensation, dependant on profit or turnover of the Companies, profit sharing or similar arrangements


  5.11 (f)       Competition restraints or contracts or similar restrictions to the detriment of the Companies


  5.11 (g)       Sureties, guarantees, comfort letters, performance bonds, letters of credit et al.


  5.11 (h)       Contingent or actual repayment obligations in connection with grants or subsidies received by the Companies


  5.11 (i)       Contractual obligations not shown in the financial statements of the Companies with a face value of more than DM
                 250,000.00


  5.11 (j)       Pending, expected or threatened actions, claims, disputes, inquiries


  5.11 (k)       Forward contracts regarding goods, foreign currencies and interest


  5.11 (l)       License agreements

  5.11 (m)       Contractual or statutory obligations to make lump sum payments (Abfindungen) of whatsoever kind


  5.11 (n)       Commitments to pay out loans or loans which have been paid out by the Companies




  5.11 (o) (i)   Distribution agreements (distributor- or commercial agent agreements) (appointing the Companies as distributor or commercial agent)


  5.11 (o) (ii)  Distribution agreements (distributor- or commercial agent agreements) (appointing a third party as distributor or commercial agent).


  5.11 (p)       Powers of attorney


  5.11 (u)       Long term agreements


  5.11 (v)       Agreements leading to payments which are received or which have to be made by the Companies of more than DM
                 250,000.00 annually


  5.11 (x)       Loan agreements and other banking and overdraft facilities


5.13.2 (i)       Managing directors of the Companies


5.13.2. (ii)     Holders of a commercial limited statutory power of attorney (Prokura)


5.13.4 (i)       Open accounts receivable of the Companies which came into existence up to April 30, 2000


5.13.4.(ii)      Open liabilities of the Companies which came into existence up to April 30, 2000


5.13.5           Contracts, agreements or arrangements, providing for an aggregate annual payment obligation of more than DM
                 500,000.00 or with a termination period of more than 6 months


5.13.6           Bank accounts of the Companies except Bornemann-Spain and Bornemann-India


5.13.7           Guarantees (Garantien, Burgschaften, Kreditauftrage) issued by the Sellers for the benefit of the Companies or issued by the KG for the Subsidiary or the Affiliates.


5.13.8           Credit-lines of the Companies


   6.4           Persons whose knowledge is deemed to be knowledge of the Sellers

    12           Clearance at The Federal Cartel Office


  13.1           Other enterprises which use the firm to identify an enterprise


  13.2           Intellectual property rights being owned by the Sellers or another party


  13.4           Legal relationships between the Sellers and the Companies


  13.8           Sureties


  15.1           Consolidated profit of the Companies as of December 31, 1999


 18.15           Interest-holders meeting of the KG

                               Preliminary Remarks



1. Bornemann & Bick GmbH & Co. KG, with statutory seat in Lohne, for which registration in the Commercial Register at the local court Bad Oeynhausen has been applied for on April 27, 2000 (notarial deed no. 894/2000 of the Notar Dr. Axel Pfeifer with official seat in Hamburg) is a commercial limited partnership duly incorporated and validly existing under the laws of the Federal Republic of Germany (the "Purchaser").



2. Mr. Gerhard Bornemann is a businessman with the business address at Harkortstrasse 20, 45549 Sprockhovel (the "Seller No. 1").



3. Dr. Ulrich Bornemann is a Studienrat with the business address at Harkortstrasse 20, 45549 Sprockhovel (the "Seller No. 2"; Seller No. 1 and Seller No. 2 together, the "Sellers").



4. Bornemann & Bick KG, with statutory seat in Sprockhovel with the principal place of business at Harkortstrasse 20, 45549 Sprockhovel, registered in the Commercial Register at the local court Hattingen under HRA 2741, is a commercial limited partnership (Kommanditgesellschaft) duly incorporated and validly existing under the laws of the Federal Republic of Germany. It has a commercial limited partnership capital registered in the Commercial Register in the nominal amount of DM 80,000.00 (German Mark: eighty thousand) (the "KG").



5. Mr. Gerhard Bornemann is the only general partner (Komplementar) of the KG. Other general partners of the KG do not exist.



6. Dr. Ulrich Bornemann is the only limited partner (Kommanditist) of the KG and owns the only commercial limited partnership interest of the KG (Kommanditanteil) in the nominal amount of DM 80,000.00 (German Mark: eighty thousand). Other commercial limited partnership interests of the KG do not exist.

7. The KG has one wholly owned subsidiary, B+B Etiketten Polska Sp. Z o.o. (the "Subsidiary"). The KG further has several directly held affiliates, Bornemann Barata S.A. (43,07%), Mandhana Bornemann Industries Limited (50%) and Bornemann Dualplast Istanbul Etiket Ic ve Dis Ticaret Limited Sirketi (98%) (together, the "Affiliates" or each a "Affiliate"; the KG, the Subsidiary and the Affiliates together, the "Companies" or each a "Company").



8.       The Companies manufacture and market apparel identification products.



9.       The Purchaser is a German holding company.



10. Paxar Corporation with its principal place of business at 105 Corporate Park Drive, White Plaines, New York 10604 USA is a corporation organised and existing under the laws of the state of New York is the ultimate holding company of the Purchaser (the "Guarantor").



11. The Seller No. 1 who is the only general partner of the KG desires to withdraw from the KG and to sell and to transfer his position as general partner of the KG to the Purchaser and the Seller No. 2 who is the only limited partner of the KG desires to sell and to assign his commercial limited partnership interest in the KG to the Purchaser whereby the Sellers wish to convey all their rights to the KG to the Purchaser according to the terms and conditions of the Agreement. The Purchaser wishes to become the only general partner of the KG and the only limited partner of the KG whereby the Purchaser wishes to acquire all rights to the KG according to the terms and conditions of the Agreement on the basis of the representations and warranties made and guarantees and indemnities given by the Sellers.



1.       SALE AND ASSIGNMENT

1.1 The Seller No. 1 hereby sells and transfers to the Purchaser his position as the only general partner (Komplementar) of the KG. The Seller No. 1 hereby withdraws from (tritt aus) the KG. The Purchaser accepts such sale and transfer, is hereby admitted as and becomes the only general partner of the KG.

1.2 The Seller No. 2 hereby sells and assigns his commercial limited partnership interest (Kommanditanteil) of the KG in the nominal amount of DM 80,000.00 (German Mark: eighty thousand) being the only commercial limited partnership interest of the KG to the Purchaser. The Purchaser accepts such sale and assignment and herewith becomes the only limited partner of the KG.

1.3 The sale and the transfer of the position of the only general partner of the KG by the Seller No. 1 to the Purchaser and the sale and the assignment of the only commercial limited partnership interest in the KG by the Seller No. 2 to the Purchaser being the sale, transfer and assignment of all rights to the KG according to section 1.1 and section
         1.2 is made with immediate in rem effect (dingliche Wirkung) (the "Transfer Date"), provided, however, that the withdrawal of the Seller No. 1 as the only general partner of the KG and the assignment of the only commercial limited partnership interest in the KG is made the earliest with the entry (Eintragung) of the Purchaser as limited partner of the KG due to special legal succession (Sonderrechtsnachfolge) in the commercial register. Such period of delay of the effectiveness of the assignment shall in no manner affect or limit the total control of the management of the KG by the Purchaser from and including the Transfer Date. Contractually (schuldrechtlich) the sale, transfer and assignment is made with retroactive effect as of April 30, 2000 24:00 hours (the "Effective Date").

1.4 The sale, transfer and assignment includes and is herewith made regarding all claims of the Seller No. 1 and the Seller No. 2 resulting from the partnership accounts of the Seller No. 1 and the Seller No. 2 with the KG, the rights to the profits and losses of the KG accruing since the Effective Date as well as all other rights related to the position as the only general partner of the KG and the only limited partner of the KG beginning with the Effective Date, including but not limited to:

         (a) The claims of the Seller No. 2 arising out of or in connection with the fixed capital account (Festkapitalkonto) of the Seller No. 2 with the KG and

         (b) the claims of the Seller No. 1 arising out of or in connection with the variable capital account (variables Kapitalkonto) of the Seller No. 1 with the KG.

1.5 The Seller No. 1 guarantees that the aggregate amount of all accounts set forth under section 1.4 shows a credit balance of at least DM 27,556,000.00 (German Mark: twenty seven million five hundred fifty six thousand) as of the Effective Date, the date of the Agreement and the Transfer Date. The parties agree that such credit balance shall be determined without the inclusion of the KG's interest in Dualplast Italia Groppo Bornemann S.r.l. ("Dualplast Italia"). Such interest of the KG in Dualplast Italia is carried as an asset of the KG having a book value of DM 1,082,000.00 (German Mark: one million eighty two thousand) as of December 31, 1999.

1.6 The Purchaser guarantees that the KG pays to the Sellers an amount equal to the profit of the KG accrued during the period starting with January 1, 2000 up to and including the Effective Date as shown in the Binding Transfer Accounts of the KG. Such amount is due and payable by the KG to the Sellers 10 (ten) bank working days after the Transfer Accounts of the KG (as defined in Article 3) become the Binding Transfer Accounts of the KG (as defined in Article 3) and shall carry interest starting from that due date at the rate set forth in section 2.5.

1.7 The Taxes (as defined in section 5.6.2) owed by the Sellers personally in connection with the profits of the KG or in connection with remuneration in cash or in kind received from the KG have to be borne exclusively by the Sellers personally, and the Sellers herewith indemnify the Purchaser and the KG accordingly, provided, however, the Taxes owed by the Sellers personally in connection with the profits of the KG beginning with the Effective Date or in connection with remuneration in cash or in kind received from the KG on account of the profit of the KG beginning with the Effective Date shall be borne by the Purchaser and the Purchaser herewith indemnifies the Sellers accordingly.

1.8 The Sellers are prohibited to make withdrawals from the KG or to tolerate such withdrawals beginning with the date of the Agreement.

1.9 The Sellers sell and assign herewith to the Purchaser all tangible or intangible assets to which the Sellers may hold full or partial title, which serve the object of the Companies or which are designated to serve the object of the Companies, as well as all eventual rights of the Sellers against the Companies in so far as the Agreement does not explicitly provide otherwise, except as listed in Attachment 1.9. The Purchaser accepts such sale and assignment.

1.10 The Sellers herewith waive all option rights, sale rights (Verkaufsrechte), right of first refusal (Vorkaufsrechte) and rights of first receipt of an offer (Voranbietungsrechte), to which they might be entitled regarding their position as only general partner of the KG and only limited partner of the KG in connection with the transaction contemplated in the Agreement.

1.11 The Sellers shall execute and deliver all documents and all notarial formalities shall be effected which are necessary to transfer the position of the only general partner of the KG and assign the only commercial limited partnership interest in the KG as well as the accounts set forth in section 1.4 of the general partner of the KG and the limited partner of the KG with the KG free and clear of all liens, encumbrances and other rights of third parties. An application

         (Handelsregisteranmeldung) to the commercial register of the local court Hattingen relating to the transfer of the position of the only general partner of the KG and the assignment of the only commercial limited partnership interest of the KG shall be executed by the Sellers and the Purchaser and certified by a German Notar and the application so executed shall be delivered to counsel to the Sellers for immediate filing with such commercial register.

1.12 The Purchaser shall pay to Mr. Dieter Korten, Leinen & Derichs Anwaltssozietat, Clever Strasse 16, 50668 Koln (the "Escrow Agent"), pursuant to the escrow agreement signed on the date hereof by the Escrow Agent and the Purchaser (the "First Instalment Escrow Agreement"), on behalf of the Seller No. 1 an amount equivalent to the First Instalment (as defined in section 2.3.1) and on behalf of the Seller No. 2 an amount equivalent to the Purchase Price according to section 2.2.b. The Escrow Agent shall release the amount received on behalf of the Seller No. 1 to the Seller No. 1 and the amount received on behalf of the Seller No. 2 to the Seller No. 2 upon registration of the transfer of the position as only general partner of the KG to the Purchaser and the assignment of the only limited partnership interest of the KG to the Purchaser in the Commercial Register of the local court Hattingen as provided in the First Instalment Escrow Agreement or by June 18, 2000 whichever comes first.

1.13     The transfer, withdrawal and assignment according to section 1.1, section 1.4 (b) and section 1.9 shall become valid and binding at the date at which the following conditions precedent are satisfied:

1.13.1 Credit of the First Instalment (as defined in section 2.3.1) to the account set forth in section 2.6.1, and

1.13.2 Credit of the Escrow Amount (as defined in section 2.3.2) to the account set forth in section 2.6.2.

1.14     The assignment according to section 1.2, section 1.4 (a) and section
         1.9 shall become valid and binding at the date at which the condition precedent in form of the credit of Purchase Price according to section
         2.2 (b) to the account set forth in section 2.7 is satisfied.

1.15 In execution of the Agreement the parties are obliged to sign, notarise and file the application to the Commercial Register in the form as Attachment 1.15.

2.       PURCHASE PRICE AND PAYMENT

2.1 The total consideration for the sale and transfer of the position of the only general partner of the KG and the sale and assignment of the only commercial limited partnership interest of the KG according to
         Article 1, for the sale of all tangible and intangible assets to which the Sellers may hold full or partial title, which serve the object of the Companies or which are designated to serve the object of the Companies, for the sale of all eventual rights of the Sellers against the Companies according to section 1.9 as well as for all other obligations taken over by the Sellers in the Agreement amounts to DM 76,238,500.00 (German Mark: seventysix million two hundred thirtyeight thousand five hundred) (the "Purchase-Price").

2.2 The Purchase Price according to section 2.1 is split among the Seller No. 1 and the Seller No. 2 as follows:

         (a) Seller No. 1: DM 76,158,500.00 (German Mark: seventysix million one hundred fiftyeight thousand five hundred)

         (b)      Seller No. 2: DM 80,000.00 (German Mark: eighty thousand).

2.3 The Purchase-Price according to section 2.2 (a) shall be paid by the Purchaser to the Seller No. 1 in two instalments on the following due dates:

2.3.1    The first instalment shall be in the amount of DM 64,722,725.00 (German
         Mark: sixtyfour million seven hundred twentytwo thousand seven hundred twentyfive) (the "First Instalment") and shall be paid by the Purchaser to the Seller No. 1 at the date of the Agreement subject to (i) all conditions precedent pursuant to Article 11 having been satisfied and
         (ii) the First Instalment Escrow Agreement.

         The First Instalment shall be paid by the Purchaser by wire transfer.

2.3.2 The second instalment shall be in the amount of DM 11,435,775.00 (German Mark: eleven million four hundred thirtyfive thousand seven hundred seventyfive) (the "Escrow-Amount") and shall be paid by the Purchaser on behalf of the Seller No. 1 to Clifford Chance Punder Rechtsanwalte Wirtschaftsprufer Steuerberater, Cecilienallee 6, 40474 Dusseldorf ("CCP") at the date of the Agreement by wire transfer subject to the condition precedent pursuant to Article 11 having been satisfied to the interest bearing account regarding which CCP is only authorised to dispose of after receipt by CCP of irrevocable and identical instructions from both (i) the Chief Financial Officer, the Chief Executive Officer, the Treasurer or an Assistant Treasurer of Paxar Corporation, each of them with single authority of representation on behalf of Paxar Corporation (each of the aforementioned officers of Paxar Corporation, the "Paxar-Representative") and (ii) the Seller No. 1, Mrs. Anja Bornemann and Mr. Georg Bornemann, each of them with single authority of representation on behalf of the Seller No. 1 (each of the aforementioned persons the Seller No. 1, Anja Bornemann and Georg Bornemann, the "Seller-Representative") (the "Escrow-Account"). Interest accruing on the Escrow-Amount shall be added to the Escrow-Amount and as a consequence shall increase the Escrow-Amount.

         (a)      Intentionally Omitted

         (b) The Escrow-Amount shall serve the Purchaser as security for claims of the Purchaser against the Sellers of all kind arising out of or in connection with the Agreement (the "Claims") raised by the Purchaser against the Sellers within a period of 18 (eighteen) months after May 31, 2000 (the "Claims-Period").

                  The Paxar-Representative and the Seller-Representative are obliged to take all actions which are necessary and appropriate including giving respective instructions to CCP to transfer an amount equivalent to the Claims raised during the Claims-Period not exceeding the Escrow-Amount from the Escrow-Account to the Purchaser after the Claims have been determined by mutual agreement between the parties of the Agreement or by arbitration according to Article 17.

                  The Paxar-Representative and the Seller-Representative are obliged to take all actions which are necessary and appropriate including giving respective instructions to CCP to transfer an amount, if any, equivalent to the Escrow-Amount reduced by the amount equivalent to Claims, if any, raised during the Claims-Period further reduced by an amount equivalent to 5 (five) % (percent) of the Purchaser Price from the Escrow-Account to the Sellers after the Claims-Period has lapsed.

         (c) 5 (five) % (percent) of the Purchase Price, if any, which remain on the Escrow-Account after the lapse of the Claims-Period (the "Tax-Escrow-Amount") shall serve the Purchaser as security for claims of the Purchaser against the Sellers in connection with Taxes according to sections 6.1 in connection with 5.6 and Article 10 (the "Tax-Claims") raised by the Purchaser against the Sellers within a period of 6
                  (six) months following the date at which the tax assessments made after a tax field audit of the relevant periods of all the Taxes payable by the Companies for the period up to the Effective Date have become final and binding such period not exceeding 5 (five) years after the date of the Agreement (the "Tax-Claims-Period").

                  The Paxar-Representative and the Seller-Representative are obliged to take all actions which are necessary and appropriate including giving respective instructions to CCP to transfer an amount equivalent to the Tax-Claims raised during the Tax-Claims-Period from the Escrow-Account to the Purchaser after the Tax-Claims have been determined by mutual agreement between the parties of the Agreement or by arbitration according to Article 17.

                  The Paxar-Representative and the Seller-Representative are obliged to take all actions which are necessary and appropriate including giving respective instructions to CCP to transfer an amount equivalent to the Tax-Escrow-Amount reduced by the amount equivalent to the Tax-Claims, if any, raised during the Tax-Claims-Period from the Escrow-Account to the Sellers after the Tax-Claims-Period has lapsed.

2.4 The Purchase Price according to section 2.2 (b) shall be paid by the Purchaser to the Seller No. 2 in one instalment at the date of the Agreement subject to (i) all conditions precedent pursuant to Article 11 having been satisfied and (ii) the First Instalment Escrow Agreement.

         The Purchase Price according to section 2.2 (b) shall be paid by the Purchaser by wire transfer.

2.5 In case of default in payment, the contracting parties agree that the default interest (Verzugszinsen) shall be payable at a rate of 5.5 % (five point five percent) annually above the respective base percentage (Basiszinssatz) according to Section 1 German Statute Regarding Transitory Regulations for the Discount Rate (Diskontsatzuberleitungsgesetz, "DUG") for the period between the due date and the receipt of payment.

2.6      The Purchaser shall make payment of the Purchase Price according to section 2.2 (a) to the accounts set forth below:

2.6.1    The First Instalment shall be paid to the account of the Escrow Agent

         Leinen & Derichs Anwaltssozietat
         Deutsche Bank 24 AG, Branch Koeln
         account No.: 205780005
         bank code No.: 370 700 24, and

2.6.2    the Escrow Amount shall be paid to the Escrow-Account

         Clifford Chance Punder
         Deutsche Bank 24 AG
         account No.: 1079011-06
         bank code No.: 300 700 24.

2.7      The Purchaser shall make payment of the Purchase Price according to section 2.2 (b) to the account of the Escrow Agent set forth below:

         Leinen & Derichs Anwaltssozietat
         Deutsche Bank 24 AG, Branch Koeln
         account No.: 205780005
         bank code No.: 370 700 24.

3.       TRANSFER ACCOUNTS OF THE KG

3.1 The KG will as soon as practicable following the date of the Agreement prepare a balance sheet of the KG as of the Effective Date together with a profit and loss account of the KG in respect of the period from January 01, 2000 to and including the Effective Date (the "Transfer Accounts of the KG").

3.2 The KG shall send the Transfer Accounts of the KG the latest by July 31, 2000 simultaneously to the Purchaser and the Sellers.

3.3 The Purchaser and the Sellers will be deemed to have received the Transfer Accounts of the KG on the 3. (third) day (the "Date of Receipt") following the dispatch by the KG of the Transfer Accounts of the KG to the Purchaser and the Sellers.

3.4 Each of the Sellers and the Purchaser shall notify the other in writing within a period of 20 (twenty) days after the Date of Receipt, as to whether it intends to retain a firm of auditors to review the Transfer Accounts of the KG.

3.5 If both the Seller and the Purchaser give notice that they do not intend to retain a firm of auditors or if they do not notify the other of its intention to retain a firm of auditors to review the Transfer Accounts of the KG in accordance with section 3.4, then the Transfer Accounts of the KG as delivered by the KG shall be deemed to be approved and shall be final and binding on the parties (the "Binding Transfer Accounts of the KG").

3.6 If either or both of the Sellers and the Purchaser give written notice of its intention to retain a firm of auditors in accordance with section 3.4, such review shall be carried out and all objections raised by the auditor(s) shall be delivered by written notice to the party who retained such auditor and to the other party within a period of 40 (forty) days after the Date of Receipt.

3.7 If the auditors retained by the Sellers and/or the Purchaser do not raise any objections within the period pursuant to section 3.6 to the contents of the Transfer Accounts of the KG, then the Transfer Accounts of the KG as delivered by the KG shall be deemed to be approved and shall be final and binding on the parties (the "Binding Transfer Accounts of the KG").

3.8 If either of the auditors retained by a party raises objections to the contents of the Transfer Accounts of the KG, the parties shall use their best efforts to resolve such objections. In case the objections raised by either of the auditors retained by the parties should lead to an amendment of the Transfer Accounts of the KG, the accounts amended by the Sellers and the Purchaser by mutual written agreement signed by the parties shall be deemed to be approved and shall be final and binding on the parties (the "Binding Transfer Accounts of the KG").

3.9 If the parties fail to reach an agreement on the disputed issues within a period of 60 (sixty) days after the Date of Receipt, the disputed issues shall be referred to an independent firm of auditors with significant international experience appointed as expert (Schiedsgutachter) in the sense of Section 317 German Civil Code (Burgerliches Gesetzbuch, "BGB") (the "Expert") and not as an arbitrator jointly by the Sellers and the Purchaser, who will resolve the disputed issues. The decision of the Expert shall be final and binding on the parties. The Transfer Accounts of the KG as amended by the decision of the Expert shall be final and binding on the parties (the "Binding Transfer Accounts of the KG"). If the parties fail to agree on the firm of auditors to appoint as the Expert within a period of 70 (seventy) days after the Date of Receipt, the Expert (which shall be an independent firm of auditors with significant international experience) shall be appointed by the President of the Institut der Wirtschaftsprufer e. V., Dusseldorf upon the request of either party of the Agreement.

3.10 Each party bears the cost of the firm of auditors it retains to review the Transfer Accounts of the KG. Each party shall bear one half of the costs of the Expert appointed pursuant to section 3.9.

3.11 The Transfer Accounts of the KG shall be prepared in accordance with the principles set out in section 5.3.1 whereby (i) no hidden reserves shall be dissolved, especially not by the exercise of option rights pursuant to tax or commercial law, (ii) the Subsidiary and the Affiliates shall not be consolidated, (iii) the principle of balance sheet consistency (Grundsatz der Bilanzkontinuitat) with the Financial Statement of the KG (as defined in section 5.3.1) shall be applicable, and (iv) the profits of the Subsidiary and the Affiliates which have not been distributed to the KG shall only be taken into account with a lump sum of DM 150,000.00 (German Mark: one hundred fifty thousand). The parties agree that the Transfer Accounts of the KG shall reflect the transfer of the KG's interest in Dualplast Italia Groppo Bornemann S.r.l. ("Dualplast Italia") from the KG to the Seller No. 1 against no consideration and shall not constitute a loss. Such interest of the KG in Dualplast Italia is carried as an asset of the KG having a book value of DM 1,082,000.00 (German Mark: one million eighty two thousand) as of December 31, 1999.

4.       ADJUSTMENT OF THE PURCHASE PRICE

4.1      Adjustment of the Purchaser Price due to lower equity capital:

4.1.1 In the course of the determination of the Purchase Price the parties proceeded on the assumption that the equity capital of the KG in the sense of Section 266 para. (3) lit. A of the German Commercial Code (Handelsgesetzbuch, "HGB") (Eigenkapital) (the "Equity Capital") in the Binding Transfer Accounts of the KG amounts to at least DM 27,556,000.00 (German Mark: twenty seven million five hundred fifty six thousand).

4.1.2 Should the Equity Capital in the Binding Transfer Accounts of the KG be lower than the amount of DM 27,556,000.00 (German Mark: twenty seven million five hundred fifty six thousand) the Purchase Price shall be reduced by an amount equivalent to the difference.

4.1.3    The amount by which the Purchase Price is reduced in accordance with section 4.1.2 is due and payable by the Seller No. 1 to the Purchaser, 10 (ten) bank working days after the Transfer Accounts of the KG became the Binding Transfer Accounts of the KG and shall carry interest starting from such due date up to the date at which the amount by which the Purchase Price is reduced is credited on the account of the Purchaser at the rate set forth in section 2.5.

4.2 Adjustment of the Purchase Price due to higher obligations owed to banks:

4.2.1 In the course of the determination of the Purchase Price the parties proceeded on the assumption that the aggregate amount of the obligations of the Companies (except Bornemann-India and Bornemann-Spain both as defined below), Bonny Nice Industries Limited and Bonny Nice (Panyu) Label Co., Ltd. owed to banks at the Transfer Date including interest accrued thereon up to and including the Transfer Date (the "Bank-Debt") does not exceed the amount of DM 9,500,000.00 (German Mark: nine million five hundred thousand).

4.2.2 Should the Bank-Debt exceed the amount of DM 9,500,000.00 (German Mark: nine million five hundred thousand), the Purchase Price shall be reduced by an amount equivalent to the difference between the Bank-Debt and the amount of DM 9,500,000.00 (German Mark: nine million five hundred thousand).

4.2.3    The amount by which the Purchase Price is reduced in accordance with section 4.2.2 is due and payable by the Seller No. 1 to the Purchaser
         (i) 40 (forty) days after the Transfer Date or (ii) in case the dispute is referred to the Bank Debt Expert 10 (ten) days after the decision of the Bank Debt Expert has been rendered and shall in both cases carry interest starting from the Transfer Date up to the date at which the amount by which the Purchase Price is reduced is credited on the account of the Purchaser at the rate set forth in section 2.5.

4.2.4 The amount of the Bank-Debt shall be determined by Arthur Andersen Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH,
         Sophienstrasse 5, 30159 Hannover, Federal Republic of Germany
         ("Arthur Andersen") and shall be notified by Arthur Andersen in writing to the Sellers and the Purchaser simultaneously the latest 30 (thirty) days after the Transfer Date (the "Date of Receipt").

4.2.5 In case the Purchaser or the Sellers do not agree with the determination made by Arthur Andersen according to section 4.2.4, the Purchaser or the Sellers as the case may be shall notify the respective other parties of such disagreement at the latest 10 (ten) days after the Date of Receipt. If a notification according to this section is not made, the amount of the Bank-Debt as determined by Arthur Andersen shall be binding on the parties.

4.2.6 If the parties fail to reach an agreement on the amount of the Bank-Debt after a notification has been made according to section 4.2.5 within a period of 20 (twenty) days after the Date of Receipt, the dispute shall be referred to an independent firm of auditors with significant international experience appointed as an expert (Schiedsgutachter) in the sense of Section 317 BGB (the "Bank-Debt-Expert") and not as an arbitrator jointly by the Sellers and the Purchaser who will resolve the dispute. The decision of the Bank-Debt-Expert shall be final and binding on the parties. The amount of the Bank-Debt as decided by the Bank-Debt-Expert shall be final and binding on the parties. If the parties fail to agree on the firm of auditors to appoint as the Bank-Debt-Expert within a period of 30 (thirty) days after the Date of Receipt the Bank-Debt-Expert (which shall be an independent firm of auditors with significant international experience) shall be appointed by the President of the Institut der Wirtschaftsprufer e.V., Dusseldorf upon the request of either party of the Agreement.

4.2.7 The cost of the determination made by Arthur Andersen shall be borne by the Purchaser. Each party shall bear one half of the costs of the Bank-Debt-Expert appointed pursuant to section 4.2.6.

5.       REPRESENTATIONS, WARRANTIES AND GUARANTEES OF THE SELLERS

         The Seller No. 1 hereby represents (gewahrleist) and warrants (sichert zu) to the Purchaser and takes responsibility for, as an independent guarantee (als selbstandiges Garantieversprechen) in the meaning of
         Section 305 German Civil Code (Burgerliches Gesetzbuch, BGB) vis a vis the Purchaser that the following statements and declarations are complete and correct as of the date of the Agreement and the Transfer Date, except as provided otherwise in the Agreement and the Seller No. 2 hereby represents (gewahrleistet) and warrants (sichert zu) to the Purchaser and takes responsibility for, as an independent guarantee (als selbstandiges Garantieversprechen) in the meaning of Section 305 German Civil Code (Burgerliches Gesetzbuch, BGB) vis a vis the Purchaser that the statements and declarations made in No. 7 of the Preliminary Remarks and in sections 5.2.14, 5.2.20 and 5.2.27 are complete and correct as of the date of the

         Agreement and the Transfer Date, except as provided otherwise in the
         Agreement:

5.1      Preliminary Remarks

         The representations made in the Preliminary Remarks to the Agreement especially relating to the KG, the sole general partner of the KG and the sole limited partner of the KG, the Subsidiary and the Affiliates and the direct or indirect interests or shares of the KG in the Subsidiary and the Affiliates are complete and correct in every respect.

5.2      Corporate Matters

5.2.1 The KG is a commercial limited partnership duly incorporated and validly existing, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted.

5.2.2 B+B Etiketten Polska Sp. Z o.o. ("B+B-Polska") is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted. If required by law, B+B-Polska is properly and correctly registered in the commercial or other relevant company registers, and the current registrations reflect the most recent corporate status in B+B-Polska.

5.2.3    (Intentionally Omitted)

5.2.4 Bornemann Barata S.A. ("Bornemann-Spain") is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted. If required by law, Bornemann-Spain is properly and correctly registered in the commercial or other relevant company registers, and the current registrations reflect the most recent corporate status in Bornemann-Spain.

5.2.5 Mandhana Bornemann Industries Limited ("Bornemann-India") is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted. If required by law, Bornemann-India is properly and correctly registered in the commercial or other relevant company registers, and the current registrations reflect the most recent corporate status in Bornemann-India.

5.2.6 Bornemann Dualplast Istanbul Etiket Ic ve Dis Ticaret Limited Sirketi ("Bornemann-Turkey") is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, is licensed or qualified to transact business in all locations in which it transacts business and has the corporate power and authority to own, lease or operate its assets and properties and to carry on its business as now being conducted. If required by law, Bornemann-Turkey is properly and correctly registered in the commercial or other relevant company registers, and the current registrations reflect the most recent corporate status in Bornemann-Turkey.

5.2.7 Attachment 5.2.7 contains a most recent abstract from the competent Commercial Register and the true, accurate and complete version of the articles of association or other organisational instruments of the KG presently valid and in full force and effect. No changes have been made thereto. Besides such articles of association or other organisational instruments there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between the KG and the partners of the KG or the relationship among the partners of the KG. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser would be subject to as a consequence of the acquisition of the partnership interests in the KG.

5.2.8 Attachment 5.2.8 contains a most recent abstract from the competent Commercial Register and the true, accurate and complete version of the articles of association or other organisational instruments of B+B-Polska presently valid and in full force and effect. No changes have been made thereto. Besides such articles of association or other organisational instruments there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between B+B-Polska and the interest holders of B+B-Polska. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser or the Companies would be subject to as a consequence of the acquisition of the partnership interests in the KG.

5.2.9    (Intentionally Omitted)

5.2.10 Attachment 5.2.10 contains a most recent abstract from the competent Commercial Register and the true, accurate and complete version of the articles of association or other organisational instruments of Bornemann-Spain presently valid and in full force and effect. No changes have been made thereto. Besides such articles of association or other organisational instruments there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between Bornemann-Spain and the share holders of Bornemann-

         Spain or the relationship among the share holders of Bornemann-Spain. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser or the Companies would be subject to as a consequence of the acquisition of the partnership interests in the KG.

5.2.11 Attachment 5.2.11 contains a most recent abstract from the competent Commercial Register and the true, accurate and complete version of the articles of association or other organisational instruments of Bornemann-India presently valid and in full force and effect. No changes have been made thereto. Besides such articles of association or other organisational instruments there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between Bornemann-India and the share holders of Bornemann-India or the relationship among the share holders of Bornemann-India. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser or the Companies would be subject to as a consequence of the acquisition of the partnership interests in the KG.

5.2.12 Attachment 5.2.12 contains a most recent abstract from the competent Commercial Register and the true, accurate and complete version of the articles of association or other organisational instruments of Bornemann-Turkey presently valid and in full force and effect. No changes have been made thereto. Besides such articles of association or other organisational instruments there are no agreements, resolutions or arrangements whatsoever which relate to the relationship between Bornemann-Turkey and the shareholders of Bornemann-Turkey or the relationship among the share holders of Bornemann-Turkey. There are no obligations to enter into such agreements, resolutions or arrangements which the Purchaser or the Companies would be subject to as a consequence of the acquisition of the partnership interests in the KG.

5.2.13 The KG, the Subsidiary and the Affiliates are not bound by or otherwise a party to a domination or profit and loss absorption agreement within the meaning of Sections 291 et seq. or Section 324 para. (2) of the German Stock Corporation Act (Aktiengesetz, AktG) or other agreement to make up for losses of whatsoever kind of a person or company. The KG has not been a subordinate company (Organgesellschaft) to a dominant company (Organtrager) for trade tax purposes.

5.2.14 The limited partner's capital contribution (Hafteinlage) of the Seller No. 2 being the only limited partner of the KG in the amount of DM 80,000.00 (German Mark: eighty thousand) has been fully contributed (erbracht). No repayments of capital have been made in whole or in part. Such commercial limited partnership interest is non-assessable (nicht nachschusspflichtig). There are neither obligations to repay nor collateral obligations. No capital contributions in kind have been made in respect of the capital of the KG.

5.2.15 The registered share capital in the nominal amount of PLN 4,000 (polish zlotys: four thousand) of B+B-Polska has been fully paid up in cash. No repayments of capital have been made in whole or in part. The shares are non-assessable (nicht nachschusspflichtig). There are neither obligations to repay nor collateral obligations. There have been no contributions in kind in respect of the share capital of B+B-Polska.

5.2.16   (Intentionally Omitted)

5.2.17 The registered share capital in the nominal amount of 65,000,000 Pesetas (spanish pesetas: sixty five million) of Bornemann-Spain has been fully paid up in cash. No repayments of capital have been made in whole or in part. The shares are non-assessable (nicht nachschusspflichtig). There are neither obligations to repay nor collateral obligations. There have been no contributions in kind in respect of the share capital of Bornemann-Spain.

5.2.18 The registered share capital in the nominal amount of 16,000,000.00 Indian Rupees (Indian Rupees: sixteen million) of Bornemann-India has been fully paid up in cash/in kind. No repayments of capital have been made in whole or in part. The shares are non-assessable (nicht nachschusspflichtig). There are neither obligations to repay nor collateral obligations. There have been no contributions in kind in respect of the share capital of Bornemann-India.

5.2.19 The registered share capital in the nominal amount of 16,000,000,000.00 TL (Turkish Lira: sixteen billion) of Bornemann-Turkey has been fully paid up in cash/in kind. No repayments of capital have been made in whole or in part. The shares are non-assessable (nicht nachschusspflichtig). There are neither obligations to repay nor collateral obligations. There have been no contributions in kind in respect of the share capital of Bornemann-Turkey.

5.2.20 No other persons or companies, except those mentioned in the Preliminary Remarks of the Agreement, hold any direct or indirect interest in the KG and no rights to grant such interests exist. The position of the only general partner sold and transferred and the only commercial limited partnership interest sold and assigned are validly existing. The Seller No 1 is the sole and unrestricted general partner of the KG and the Seller No 2 is the sole and unrestricted limited partner of the KG. The Seller No 1 and the Seller No 2 are the only partners (Gesellschafter) of the KG. Both, the Seller No 1 is holding his position as general partner (Komplemetar) and the Seller No 2 is holding his commercial limited partnership interest (Kommanditist) free and clear of all liens, encumbrances and other rights of third parties and are not subject to any option rights, preemptive rights, rights of first refusal or other rights in favour of third parties. No rights exist to grant such rights or to transfer the position as general partner and to assign the commercial limited partnership interest.

5.2.21 The KG is the sole and unrestricted owner of all shares in B+B-Polska, being 80 shares of a nominal value of 50 zlotys each (the "B+B-Polska-Shares"). The B+B-Polska-Shares are free and clear of any liens, encumbrances or other rights of third parties and the B+B-Polska-Shares are not subject to any option rights, preemption rights or rights of first refusal in favour of any third party; the B+B-Polska-Shares have been fully paid up in cash, have not been repaid (in whole or in part) and are non-assessable.

5.2.22   (Intentionally Omitted)

5.2.23 Except as listed in Attachment 5.2.23, the KG is the sole and unrestricted owner of 2,800 shares in Bornemann-Spain with a nominal value of 10,000 Pesetas each, being 43.07% of the total outstanding 6,500 shares with a nominal value of 10,000 Pesetas each (the "Bornemann-Spain-Shares"). The Bornemann-Spain-Shares are free and clear of any liens, encumbrances or other rights of third parties and the Bornemann-Spain-Shares are not subject to any option rights, preemption rights or rights of first refusal in favour of any third party; all the Bornemann-Spain-Shares have been fully paid up in cash, have not been repaid in whole or in part and are non-assessable.

5.2.24 Except as listed in Attachment 5.2.24, the KG is the sole and unrestricted owner of 800.000 shares in Bornemann-India with a nominal value of 10 Indian Rupees each, being 50% of the total outstanding 1,600,000 shares of a nominal value of 10 Indian Rupees each (the "Bornemann-India-Shares"); the Bornemann-India-Shares are free and clear of any liens, encumbrances or other rights of third parties and the Bornemann-India-Shares are not subject to any option rights, preemption rights or rights of first refusal in favour of any third party; all the Bornemann-India-Shares have been fully paid up in cash, have not been repaid in whole or in part and are non-assessable.

5.2.25 The KG is the sole and unrestricted owner of 634 shares in Bornemann-Turkey with a nominal value of TL 25,000,000.00 each, being 98% of the total outstanding 640 shares of a nominal value of TL 25,000,000.00 each (the "Bornemann-Turkey-Shares"). The Bornemann-Turkey-Shares are free and clear of any liens, encumbrances or other rights of third parties and the Bornemann-Turkey-Shares are not subject to any option rights, preemption rights or rights of first refusal in favour of any third party; all the Bornemann-Turkey-Shares have been fully paid up in cash, have not been repaid (in whole or in part) and are non-assessable.

5.2.26 Neither the KG, nor the Subsidiary nor any of the Affiliates owns or holds any other equity, interest, shares, participations or sub-participations of any kind in any other person or entity except as shown in Attachment 5.2.26.

5.2.27 The Sellers have the unrestricted right to freely dispose of the position as the only general partner of the KG sold and transferred and the only commercial limited partnership interest of the KG sold and assigned in the Agreement. There are no restrictions regarding the right to dispose of, or rights of third parties regarding the position as the only general partner of the KG and the only commercial limited partnership interest of the KG. Sub-participations (Unterbeteiligungen) do not exist. With the transfer of the position as the only general partner of the KG and the assignment of the only commercial limited partnership interest in the KG, and the transfer of assets and possible rights against the Companies according to section 1.8, the Purchaser acquires full, unrestricted and unencumbered title to the position as the only general partner of the KG and the only commercial limited partnership interest in the KG, assets and rights to his free disposition.

5.2.28 The KG has the unrestricted right to freely dispose of the B+B-Polska-Shares. There are no restrictions regarding the right to dispose of, or rights of third parties regarding the B+B-Polska-Shares. Sub-participations (Unterbeteiligungen) do not exist.

5.2.29   (Intentionally Omitted)

5.2.30 Except as listed in Attachment 5.2.30, the KG has the unrestricted right to freely dispose of the Bornemann-Spain-Shares; there are no restrictions regarding the right to dispose of, or rights of third parties regarding the Bornemann-Spain-Shares. Sub-participations (Unterbeteiligungen) do not exist.

5.2.31 Except as listed in Attachment 5.2.31, the KG has the unrestricted right to freely dispose of the Bornemann-India-Shares; there are no restrictions regarding the right to dispose of, or rights of third parties regarding the Bornemann-India-Shares. Sub-participations (Unterbeteiligungen) do not exist.

5.2.32 The KG has the unrestricted right to freely dispose of the Bornemann-Turkey-Shares sold and assigned in the Agreement. There are no restrictions regarding the right to dispose of, or rights of third parties regarding the Bornemann-Turkey-Shares. Sub-participations (Unterbeteiligungen) do not exist.

5.2.33 Neither the KG nor the Subsidiary and the Affiliates have any right or obligation to acquire or to subscribe to any equity or other interest in any other person or entity and no person or entity has the right to call for the allotment, issuance, conversion, sale or transfer of any share or interest of, or other securities as the case may be, giving rise to a right over the capital of any company of the Companies.

5.2.34   (Intentionally Omitted)

5.2.35 Except for Bornemann-Turkey none of the Companies is over-indebted or insolvent (uberschuldet oder zahlungsunfahig).

5.2.36 Neither the KG nor the Subsidiary and Affiliates are a party to any joint-venture agreement, cooperation agreement, working party agreement (Arbeitsgemeinschaftsvertrag) or similar contractual arrangement with third parties (excluding membership in professional associations), except as listed in Attachment 5.2.36.

5.2.37 None of the Companies has branch offices or other business operations apart from the administrative headquarters, except as listed in Attachment 5.2.37.

5.2.38 None of the Companies has a supervisory board, advisory board, consultancy board or comparable boards and no other obligations as the statutory obligations or the obligations arising out of the articles of association to institute such boards, except as listed in Attachment 5.2.38.

5.2.39 Neither the execution or delivery of the Agreement and any other agreements or instruments executed or to be executed in connection with the Agreement to which the Sellers will become a party, nor the consummation of the transactions contemplated hereby or thereby

         (a) requires any filing or registration with, or permit, authorization, consent or approval of, any court, governmental, administrative or regulatory authority or any third party for which the parties of the Agreement shall not be obliged to comply using their best efforts,

         (b) violates legal provisions or instruments or other agreements the Sellers are subject to,

         (c) violates the Articles of Association of the Companies or similar legal provisions or instruments the Companies are subject to,

         (d) except as set forth in Attachment 5.2.39 (d) conflicts with, violates, results in breach of, or constitutes a default under, any contract, agreement, arrangement or instrument to which one of the Companies is a party or by which one of the Companies is bound or relieves any other party to such contract, agreement, arrangement or instrument of its obligations thereunder or entitles any such party to terminate, amend, supplement, suspend or renegotiate such contract, agreement, arrangement or instrument,

         (e) except as set forth in Attachment 5.2.39 (e) creates or increases the amount of any liability or obligation of one of the Companies under such contract, agreement, arrangement or instrument (or give any other party the right to accelerate the obligation thereunder or claim any fee or penalty with respect thereto) or any liability or obligation for which the Purchaser or one of the Companies will assume responsibility following the date of the Agreement, or

         (f) except as set forth in Attachment 5.2.39 (f) will result in the lapse of rights of one of the Companies.

5.2.40 The KG has no liability arising out of or in connection with the sale of Dualplast Italia Gruppo Bornemann S.r.l. ("Dualplast Italia"), the liquidation of Intertag Labels S.r.l., Via Friuli, 55, 31020 San Vendemiano (TV), Italy and the liquidation or sale of Tunital Labels s.a.r.l., Rotue de La Soukra km 9, 2036 La Soukra, Tunsia.

5.3      Financial Matters

5.3.1 The Sellers have delivered to the Purchaser the financial statement (balance sheet, profit and loss account and notes (Anhang) thereto) of the KG for the fiscal year 1999 (the "Financial Statement of the KG"). The Financial Statement of the KG is contained in Attachment 5.3.1. The Financial Statement of the KG has been prepared with the due diligence of an orderly and prudent businessman in accordance with the generally accepted German principles of proper accounting and preparation of financial statements (Grundsatze ordnungsgemasser Buchfuhrung und Bilanzierung) and valuation (Bewertung) according to the governing principles set forth in the German Commercial Code (Handelsgesetzbuch, HGB) for commercial partnerships as well as in accordance with all other applicable statutory provisions applying the principle of balance sheet consistency (Grundsatz der Bilanzkontinuitat) as well as applying the same valuation methods. The Financial Statement of the KG contains all known (bekannte) assets and all recognizable (erkennbare) liabilities. All recognizable risks (erkennbare Risiken), depreciation in value (Wertminderungen) and/or losses are taken care of by sufficient depreciation (Abschreibungen), value adjustments (Einzel-oder Pauschalwertberichtigungen) or provisions (Ruckstellungen). The Financial Statement of the KG is complete and correct and correctly reflects the actual economic (Vermogens-), financial (Finanz-) and profit situation (Ertragslage) of the KG as of the date (Bilanzstichtag) and for the period of the Financial Statement of the KG within the meaning of Section 264 HGB.

5.3.2 The Sellers have delivered to the Purchaser the financial statement (balance sheet and profit and loss account) of the Subsidiary for the fiscal year 1999, the "Financial Statement of the Subsidiary"). The Financial Statement of the Subsidiary is contained in Attachment 5.3.2. The Financial Statement of the Subsidiary has been prepared with the due diligence of an orderly and prudent businessman in accordance with the principles of proper accounting and preparation of financial statements and valuation generally accepted in the jurisdiction of organisation of the Subsidiary applying the principle of balance sheet consistency as well as applying the same valuation methods. The Financial Statement of the Subsidiary contains all known assets and all recognizable liabilities. All recognizable risks, depreciation in value and/or losses are taken care of by sufficient depreciation, value adjustments or provisions. The Financial Statement of the Subsidiary is complete and correct and correctly reflects the economic, financial and profit situation of the Subsidiary as of the date and for the period of the Financial Statement of the Subsidiary.

5.3.3 The Sellers have delivered to the Purchaser the balance sheet of Bornemann-Turkey as of December 31, 1999. The balance sheet of Bornemann-Turkey as of December 31, 1999 is contained in Attachment
         5.3.3. The balance sheet of Bornemann-Turkey as of December 31, 1999 has been prepared with the due diligence of an orderly and prudent businessman in accordance with the principles of proper accounting and preparation of financial statements and valuation generally accepted in Turkey applying the principle of balance sheet consistency as well as applying the same valuation methods. The balance sheet of Bornemann-Turkey as of December 31, 1999 contains all known assets and all recognizable liabilities. All recognizable risks, depreciation in value and/or losses are taken care of by sufficient depreciation, value adjustments or provisions with the exception of potential provisions in connection with the past business practices of Bornemann-Turkey. The balance sheet of Bornemann-Turkey as of December 31, 1999 is complete and correct and correctly reflects the economic, financial and profit situation of Bornemann-Turkey as of the respective date with the exception of potential provisions in connection with the past business practices of Bornemann-Turkey. The exception made in the two preceding sentences regarding the past business practices of Bornemann-Turkey is also applicable to all other representations, warranties and guarantees of the Sellers regarding Bornemann-Turkey referred to in the Agreement.

5.3.4 The Sellers have delivered to the Purchaser the financial statements (balance sheet and profit and loss account) of Bornemann-Spain for the fiscal year 1999 and Bornemann-India for the fiscal year ended March 31, 2000 (the financial statements of Bornemann-Spain and Bornemann-India together, the "Financial Statements of the Affiliates"). The Financial Statements of the Affiliates are contained in Attachment 5.3.3. The Financial Statements of the Affiliates have been prepared with the due diligence of an orderly and prudent businessman in accordance with the principles of proper accounting and preparation of financial statements and valuation generally accepted in the jurisdiction of organisation of such Affiliate applying the principle of balance sheet consistency as well as applying the same valuation methods. The Financial Statements of the Affiliates contain all known assets and all recognizable liabilities. All recognizable risks, depreciation in value and/or losses are taken care of by sufficient depreciation, value adjustments or provisions. The Financial Statements of the Affiliates are complete and correct and correctly reflect the economic, financial and profit situation of each of the Bornemann-Spain and Bornemann-India as of the respective dates and for the respective periods of the Financial Statements of the Affiliates (the Financial Statement of the KG, the Financial Statement of the Subsidiary, the balance sheet of Bornemann-Turkey as of December 31, 1999 and the Financial Statements of the Affiliates, together the "Financial Statements".)

5.3.5 All the tangible assets having a book value in excess of DM 100,000.00 (German Mark: one hundred thousand) reflected in the Financial Statements are fit to be used and in good operating condition and repair (with the exception of normal wear and tear). All the tangible and intangible assets, properties and rights reflected in the Financial Statements are in unrestricted ownership of the Companies, which Companies can dispose freely of such assets, properties and rights which are, except as set forth under section 5.3.6, free and clear of any liens, encumbrances or other rights of third parties and comprise all the business assets which are necessary for carrying on the business of the Companies as now carried on and such assets, properties and rights, were sufficient to produce the income for the period between January 1, 2000 and the Transfer Date as shown on the relevant income statement for that period contained in the relevant financial statement other than assets, properties and rights not owned by the Companies which were used by the Companies on the basis of binding agreements with (i) the Sellers as set forth in Attachment 5.3.5 (a) or
         (ii) third parties as listed in Attachment 5.3.5 (b). Except as listed in Attachment 5.3.5, the Companies have not any liabilities that are not directly related to, and that did not arise directly out of their business. Each single asset has a value of at least the amount as shown in the Financial Statements.

5.3.6 The stock (Vorrate) stated in the Financial Statements is only encumbered with title retention rights (Eigentumsvorbehaltsrechte) or other securities for liabilities which came into existence during the ordinary course of the business and which are shown in the Financial Statements. The stock of the Companies are readily saleable or properly reserved against.

5.3.7 The Financial Statements including the notes (Anhang) thereto, makes full and adequate disclosure of, and provision for, all obligations and liabilities of the Companies to which they relate as of the date thereof. The Companies do not have any liabilities, debts, claims or obligations (including "off-balance sheet" liabilities, debts, claims or obligations) and nothing of the foregoing comes into existence out of events, actions or omissions during the time period up to the Transfer Date in excess of DM 250,000.00 (German Mark: two hundred fifty thousand) in each single case, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as fully provided for in the Financial Statements, (ii) as listed in Attachment
         5.3.7 or (iii) trade payables and accrued expenses incurred in the ordinary course of business since the respective dates of the Financial Statements.

5.4      Real Estate Property

         (a) The KG is the sole owner of the real estate property located in Germany and described in Attachment 5.4 (a) as to owner, postal address of property, competent real estate property register (Grundbuchamt), land register folio number (Grundbuchblatt-Nummer), cadastral district (Flur), cadastral unit (Flurstuck) and size. The real estate property described in Attachment 5.4 (a) is identical with such real estate property which is marked with red colour on the current certified cadastre maps contained in Attachment 5.4 (a) the "German Real Estate"). The abstracts from the real estate register regarding the German Real Estate are attached as Attachment 5.4 (a).

         (b) There are no rights to purchase (Ankaufsrechte), rights of sale (Verkaufsrechte), buy-back rights (Ruckkaufrechte) or similar rights and no mortgages (Grundpfandrechte) relating to the German Real Estate, except statutory purchase rights of the municipalities (Vorkaufsrecht der Gemeinden) and those which have been registered in the respective real estate property abstracts which are listed in Attachment 5.4 (b) as to real estate property register, land register folio number and date of the latest entry.

         (c) The German Real Estate is only encumbered with such mortgages (Grundpfandrechte) which are entered into Section III (Dritte Abteilung) of the land register folio and listed in Attachment
                  5.4 (c).

         (d) The KG has no outstanding obligations to pay local improvement assessments (Erschliessungsbeitrage) regarding the German Real Estate.

(e) There are no encumbrances according to private or administrative law on the German Real Estate, other than those set forth above, which may result in any financial obligation of the KG or would have a detrimental effect on the present and future use of the German Real Estate. The German Real Estate is not subject to charges according to public law (Baulasten), except as listed in Attachment 5.4 (e) (i). The land development plan (Flachennutzungsplan) and the building scheme (Bebauungsplan) applicable to the German Real Estate are attached as Attachment 5.4 (e) (ii).

         (f) The Subsidiary and the Affiliates are the owner of the real estate property located outside of Germany described in Attachment 5.4 (f) as to location, size and ownership. The real estate described in Attachment 5.4 (f) is identical with such real estate property which is marked with red colour on the maps contained in Attachment 5.4 (f). Such real estate property is only encumbered as shown in Attachment 5.4 (f) (the "Foreign Real Estate"; the German Real Estate and the Foreign Real Estate together, the "Companies Real Estate"). The Subsidiary and the Affiliates have no obligations to pay local improvement assessments regarding the Foreign Real Estate. There are no encumbrances on the Foreign Real Estate, other than those set forth above, which may result in any financial obligation of the Companies or would have a detrimental effect on the present and future use of the Foreign Real Estate.

         (g) The real estate property leased or rented by the KG is described in Attachment 5.4 (g) as to lessor, lessee, location, size and annual lease payment. The lessee has not committed a material violation of the lease or rental agreement which would give the owner or lessor of the real estate property the right to prematurely terminate the rental or lease agreement concerned. The KG is not in default with payments or other obligations owed under the lease or rental agreements. The lessor has not given notice of termination regarding such lease or rental agreements (the "German Leased Real Estate").

         (h) The KG has the unwithdrawable right to purchase the leased property which is described in Attachment 5.4 (h) as to Lessor, Lessee, Size and annual lease payment from the Lessor for such terms and conditions as described in Section B II
                  Section 1 through to Section 20 of the notarial deed No.1028/1988B dated 8 June 1988 of the German Notar Dr. Friedhelm Bauer with official residence in Mainz (the "Sale and Lease Back Agreement"). The Sellers are not responsible for legal consequences in connection with the lease agreement due to acts or omissions caused by the Purchaser or its legal successors.

         (i) The real estate property leased or rented by the Subsidiary or the Affiliates is described in Attachment 5.4 (i) as to lessor, lessee, location, size and annual lease payment. The lessee has not committed a material violation of the lease or rental agreement which would give the owner or lessor of the real estate property the right to prematurely terminate the rental or lease agreement concerned. The Subsidiary and the Affiliates are not in default with payments or other obligations owed under the lease or rental agreements. The lessor has not given notice of termination regarding such lease or rental agreements (the "Foreign Leased Real

                  Estate"; the German Leased Real Estate and the Foreign Leased Real Estate together, the "Leased Real Estate").

         (j) The Companies do not use or possess real estate property which is neither the Companies Real Estate nor the Leased Real Estate. The Companies do not own and have not leased any real estate property which is not set forth in Attachment 5.4 (f) (Companies Real Estate) and Attachment 5.4 (i) (Leased Real Estate).

                  The Companies do not have any obligation to acquire or lease any real estate property.

         (k) The Companies have leased real estate property to third parties as set forth in Attachment 5.4 (k) as to location, lessor, lessee and annual lease payment.

         (l)      During the last 5 (five) years the Companies

                  (i) have only sold the real estate property listed in Attachment 5.4 (l) (i) and

                  (ii) have terminated lease agreements regarding real estate property listed in Attachment 5.4 (l) (ii).

         (m) To the best knowledge of the Seller No. 1 after due inquiry, the buildings located on the Companies Real Estate and the buildings used by the Companies have been erected in compliance with the - to the extent the buildings are located in the Federal Republic of Germany - applicable provisions of the construction planning law (Bauplanungsrecht) and of the building regulation law (Bauordnungsrecht) or - to the extent the buildings are located outside the Federal Republic of Germany - applicable other legal provisions applicable to the buildings at their respective location and are used and maintained in compliance with such laws. The Companies Real Estate is not subject to the laws regarding protection of monuments (Denkmalschutz). All public permits and licences required for the construction and operation of the buildings and constructions installed on the Companies Real Estate or on the buildings used by the Company have been obtained. No withdrawal or revocation of such public permits and licences has been threatened and there are no circumstances which would allow such withdrawal or revocation of any such public permit or licence. All statements in the application for such public permits and licences were, and to the best knowledge, all statements in such public permit and licences are true, accurate and complete and all permits and licences that are necessary or useful for the operation of the buildings and constructions are transferable.



5.5      Period following the End of the Recent Fiscal Year

         Except as mentioned in Attachment 5.5 and since December 31, 1999 or since March 31, 2000 as the case may be until the date of the Agreement the business and the operations of the Companies have been conducted according to the principles of a prudent businessman; no changes in the business activities or the financial circumstances or the kind and manner of conducting the business of the Companies have occurred, which are outside the ordinary course of the business activities of the Companies and which are not consistent with past practices. Without limiting the foregoing and except as mentioned in Attachment 5.5 since December 31, 1999 or since March 31, 2000 as the case may be until the date of the Agreement:

         (a) The Companies have not suffered any material adverse effect on, or material adverse change in the condition (financial or otherwise), business, operations, assets, liabilities, results of operation, cash flows, or prospects.

         (b) The Companies have not incurred any obligation (contingent or otherwise) or entered into any contract, agreement or arrangement which, ab initio, either

                  (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, DM 500,000.00 (German Mark: five hundred thousand) or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of DM 500,000.00 (German Mark: five hundred thousand), or

                  (ii) has a term in excess of, or requires the performance of any obligations by the Companies over a period in excess of 6 (six) months.

         (c) The Companies have not taken any action, or entered into or authorized any contract, agreement or arrangement or transaction, other than in the ordinary course of business and consistent with past practice. None of the Companies incurred any obligation in excess of DM 200,000.00 (German Mark: two hundred thousand) in the aggregation which are not shown in the books of the Companies or which were not incurred in the ordinary course of the business of the Companies.

         (d) The Companies have not sold, transferred, conveyed, assigned or otherwise disposed of any of their assets or properties in each single case in excess of DM 200,000.00 (German Mark: two hundred thousand), except sales of inventory in the ordinary course of business and consistent with past practice.

         (e) The Companies have not acquired or disposed of any shares or interest in other companies or partnerships.

         (f) The Companies have not entered into, authorized, or permitted any transaction with the Sellers.

         (g) The Companies have not authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of their capital or any other securities, or amended any of the terms of any such capital or securities. The Companies have not changed their corporate documents or changed their registered capital.

         (h) The Companies have not split, combined, or reclassified any interests in their capital, declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of their capital, or redeemed or otherwise acquired any capital or securities of the Companies.

         (i) The Companies have not made any borrowing or agreements to borrow, incurred any debt or applied for the granting or increase of a credit line (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person or entity, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice).

         (j) The Companies have not made any loans or extensions of credit to, advances or capital contributions to, or investments in, any other person or entity in excess of DM 100,000.00 (German
                  Mark: one hundred thousand) in each single case or DM 250,000.00 (German Mark: two hundred fifty thousand) in the aggregate.

         (k) The Companies have not entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing in excess of an annual obligation of DM 150,000.00 (German Mark: one hundred fifty thousand) in each single case.

         (l) The Companies have not except for capital expenditures contemplated by section 5.5 (m) acquired, leased or encumbered any assets or properties outside the ordinary course of business or any assets with a market value of more than DM 100,000.00 (German Mark: one hundred thousand) in each single case or DM 250,000.00 (German Mark: two hundred fifty thousand) in the aggregate.

         (m) The Companies have not authorized or made any capital expenditure which individually is in excess of DM 200,000.00 (German Mark: two hundred thousand).

         (n) The Companies have not made any tax election or settled or compromised any liability for Taxes (as defined in section 5.6).

(o) The Companies have not paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Companies or any of their respective board members, managing directors, officers, employees or agents in excess of DM 50,000.00 (German Mark: fifty thousand) in each single case and DM 100,000.00 (German Mark: one hundred thousand) in the aggregate.

         (p) The Companies have not been subject of a substantial change or termination of any Material Contract (as defined in section
                  5.13.5 below).

5.6      Taxes and Other Levies

5.6.1    The Companies have

         (a) paid when due (and, if not yet due, has fully and adequately provided for on the Financial Statements) all Taxes (as defined below), levies, social contributions, duties or other assessments or charges of any nature whatsoever imposed by any taxing authority and any amounts representing the recapture of investment and other incentives. The Companies have not incurred any liabilities for Taxes other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no liens (other than liens for current Taxes not yet due and payable) upon the assets or properties of the Companies. The Companies have not granted or been requested to grant any waiver or extension of any statute of limitations applicable to any claim for Taxes,

         (b) filed all Tax Returns (as defined below) for all periods through and including the date of the Agreement as required by applicable statutes, law, regulations or common practice and paid (and, if not yet due, has fully and adequately provided for on the Financial Statements) all Taxes shown as due on the Tax Returns and on all tax assessments. Each tax return is true, accurate and complete and the Companies have not and will not have any additional liability for Taxes with respect to any Tax Return, other than as reflected as liabilities on the Financial Statements. No amended Tax Returns have been or are proposed to be filed by the Companies nor has any liability for Taxes been settled or compromised. The Companies have furnished to the Purchaser correct and complete copies of all Tax Returns for all tax years for which the applicable statutes of limitations has not expired. The Companies have copies of all Tax Returns and supporting work schedules for all tax periods or portions thereof ending before or including the Transfer Date and has not destroyed or otherwise disposed of any such records,

         (c)      paid the current adequate advance payments for all relevant
                  Taxes,

         (d) duly withheld or collected all Taxes the Companies are required to withhold or collect,

         (e)      filed tax returns in the countries listed in Attachment 5.6.1
                  (e) and has no current or former presence in any taxing jurisdiction in which it does not file Tax Returns that may cause the Companies to be subject to any Tax in such taxing jurisdiction,

         (f)      not made any hidden profit distributions.

5.6.2 "Tax" or "Taxes" means all income, corporation, gross receipts, profits, sales, use, value added, transfer, employment, social contribution, franchise, license, payroll, unemployment, exercise, capital duties, customs duties, environmental, property, estimated withholding or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         "Tax Return(s)" means any return (including any consolidated, combined or pro forma return), report, declaration, claim for refund, information return or statement, relating to any Tax, including any schedule or attachment thereto or any amendment thereof.

5.6.3 The last tax field audit (steuerliche Aussenprufung) of the KG has been carried out during the year 1999 and was related to the period including 1997. A copy of the last tax audit report is contained in Attachment 5.6.3. No Tax Return of the Companies is currently under examination by any taxing authority nor have the Companies been contacted by any taxing authority in order to commence such an examination. There are no pending appeals or other administrative or judicial proceedings with respect to any Tax imposed with respect to the activities of the Companies.

5.7      Intellectual Property Rights

         (a) Attachment 5.7 (a) (i) sets out a true, accurate and complete list of all patents including utility patents and design patents (Patente, Gebrauchsmuster und Geschmacksmuster), trademarks/service marks (Marken) (including logos), business or trade name including respective applications which are owned by, licensed to, necessary for or used in the business of the Companies (including intellectual property rights licensed to the Companies from the Sellers) for products designed, developed, manufactured, used, marketed, sold, distributed, serviced or maintained as well as for related services as of the date of the Agreement or at any time during the 2 (two) year period prior to the date of the Agreement or in development as of the date of the Agreement or at any time during the 2 (two) year period prior to the date of the Agreement (hereinafter the "Intellectual Property Rights"). Attachment 5.7 (a) (ii) sets out a true, accurate and complete list of all such Intellectual Property Rights which are owned by the Companies (the "Intellectual Property Rights of the Companies").

         (b) Besides the Intellectual Property Rights there are no intellectual property rights including respective applications which are owned by the Sellers which relate to the business of the Companies.

         (c) Except for design patents the Companies have fully carried out their business activities and have used all trademarks/service marks (Marken) included in the Intellectual Property Rights of the Companies to the extent required by law for the Companies to register and enforce such trademarks/service marks except as listed in Attachment 5.7 (c).

         (d) Third parties neither have challenged nor have threatened to challenge the Intellectual Property Rights by means of filing objections, taking action for cancellation or otherwise except as set forth in Attachment 5.7 (d).

         (e) To the best knowledge of the Sellers third parties do neither infringe the Intellectual Property Rights nor make unauthorized use of the know-how except as set forth in Attachment 5.7 (e).

         (f) No intellectual property rights of third parties are conflicting with or prevent the unlimited use of the Intellectual Property Rights and Know-How; the products produced and sold and the services provided by the Companies and any process, method and design employment in connection with such products or services and the marketing, use or provision by the Companies of any such product or service do not infringe or conflict with any intellectual property rights of any other person or entity; none of the Intellectual Property Rights is subject to any pending or threatened litigation or claim of infringement and no written notice has been received by the Sellers and the Companies contesting the right of the Companies to use any Intellectual Property Rights; the Companies can make unlimited use of their Know-How; except as listed in Attachment 5.7 (f).

         (g) All Intellectual Property Rights of the Companies are properly registered and maintained and valid, or a proper application for registration has been filed with regard to such Intellectual Property Rights of the Companies. The Companies have not granted any license or agreed to pay or receive any royalty in respect to the Intellectual Property Rights of the Companies except as listed in Attachment 5.7 (g). The Intellectual Property Rights of the Companies are free and clear of any liens, encumbrances and other rights of third parties.

         (h) All Intellectual Property Rights licensed to, but not owned by the Companies are shown in Attachment 5.7 (h) and all such licenses are valid and enforceable and the Companies are not in breach or default with respect to any such license or royalty agreements nor have they received any written notice of termination thereunder.

         (i) The Companies have not granted or received know-how licenses except as listed in Attachment 5.7 (i).

         (j) The Companies own or hold valid and enforceable licenses for the use of all software rights used in their business.

         (k) All software used in the business of the Companies is Year 2000 compliant.

5.8      Insurance

         Attachment 5.8 contains a true, accurate and complete list of all insurance policies applicable to the Companies (and its respective business and assets) including the third party liability insurance contracts (setting forth whether the third party liability insurance contract is of claim made or occurrence type) in each case with the statement of the insured amount and the annual premium. Such insurance policies provide type and amounts of insurance customarily obtained by businesses similar to the business of the Companies (including with respect to product liability coverage).

5.9      Approvals

5.9.1 Attachment 5.9.1 sets out a true, accurate and complete list of all material licenses, certificates, permits, permit applications, franchises, private product approvals ("Approvals") held by or applied for by the Companies. The Approvals listed in Attachment 5.9.1 are the only material approvals required according to public and private law to conduct the respective business operations of the Companies, as presently conducted and the revocation, withdrawal or refusal of any of the Approvals is not pending. The business of the Companies is carried out in compliance with such Approvals. Except as listed in Attachment
         5.9.1 all material approvals required for the production, marketing and sale of all products of the Companies have been obtained and are valid and in full force and effect. All products sold by the Companies comply with the applicable statutory or other legal provisions and the Approvals.

         Neither the Sellers nor the Companies are aware of nor have received notice that any supranational, national, federal, state or local governmental or regulatory authority or agency (the "Authorities") in their respective jurisdiction has commenced, or is considering commencing, any action to seize, withdraw any of the Approvals of, or recall any device developed, produced, manufactured, tested, distributed, packaged or sold or serviced by the Companies, and have no grounds to believe that these or other enforcement actions are imminent.

5.9.2 Except as previously disclosed to the Guarantor or its accountant to the best knowledge of the Seller No. 1 after due inquiry, the Companies have not and no officer, employee, or agent of the Companies has made an untrue statement of material fact or fraudulent statement to the Authorities, failed to disclose a material fact required to be disclosed to the Authorities, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the Authorities to invoke any investigative or other proceedings.

5.9.3 Except as previously disclosed to the Guarantor or its accountant to the best knowledge of the Seller No. 1 after due inquiry, the Companies do not violate in their businesses any right or rights of third parties. The Companies and their businesses and all of their properties, assets and equipment are in compliance with, and no violation exists under, any and all laws, statutes, rules, regulations, ordinances and decrees applicable to the Companies and to such businesses, properties assets and equipment (including applicable laws, regulations and orders of any Authorities). The Companies are currently not the subject of any compliance or enforcement actions by any Authorities nor are they subject to any consent orders or decrees. No notice from any Authorities has been received by the Companies claiming any violation of any law, statute, rule, regulation, ordinance or decree or requiring any work, constructing or expenditure, or asserting any tax, assessment or penalty.



5.10     Pension / Labour

5.10.1 all work's council agreements (Betriebsvereinbarungen) or collective bargaining agreements (Tarifvertrage) of the KG are listed in Attachment 5.10.1. No further works council agreements or collective bargaining agreements are currently being negotiated in respect of the KG,

5.10.2   (Intentionally Omitted)

5.10.3 except as listed in Attachment 5.10.3, the relationships of the Companies with their employees are good and there is, and during the past 3 (three) years prior to the date of the Agreement there has been, no material dispute with trade unions, labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving the Companies,

5.10.4 the Companies have and currently are conducting their business in full compliance with all laws, rules, regulations and ordinances, works council agreements and collective bargaining agreements relating to employment and employment practices, terms and conditions of employment, family leave, wages and hours and nondiscrimination unemployment,

5.10.5 Attachment 5.10.5 sets out a true, accurate and complete list of the names, titles, locations, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and preceding fiscal years for all board members, managing directors, directors, officers and employees of the

         Companies who have an annual base salary of more than DM 150,000.00 (German Mark: one hundred fifty thousand) or who can only be terminated by the Companies with a notice period of 3 (three) or more months.

5.10.6 except as listed in Attachment 5.10.6 the KG does not owe any benefit having a monetary value (geldwerte Leistung) to any of its current or former employees which is not owed on the basis of employment contracts or collective bargaining agreements and which have without reservation of their voluntary nature been granted more than three times.

5.10.7    (Intentionally Omitted)

5.10.8 The Companies have no obligations arising from the termination or cancellation of any employment agreement exceeding DM 50,000.00 (German
         Mark: fifty thousand) in each single case, except as set forth in Attachment 5.10.8.

5.10.9 The Companies have no obligation, whether contractually established or by plant exercise (betriebliche Ubung), to pay or grant to any of its current or former employees any salary, fringe benefit exceeding DM 150,000.00 (German Mark: one hundred fifty thousand) annually in each single case, other than listed in Attachment 5.10.9.

5.10.10  (Intentionally Omitted)

5.11     Negative Representations

         The Companies are not party or subject to:

         (a) rental, leasing or similar contracts with continuing obligations which in each single case provide for an annual payment in excess of DM 250,000.00 (German Mark: two hundred fifty thousand) except as listed in Attachment 5.11 (a),

         (b) consultancy agreements which provide for an annual payment in excess of DM 200,000.00 (German Mark: two hundred thousand) except as listed in Attachment 5.11 (b),

         (c) obligations owed to a benevolent fund, pension liabilities, pension- and related benefit liabilities or other agreements for payments in case of sickness, disablement or age except as listed in Attachment 5.11 (c),

         (d) sales agreements with a volume of more than DM 250,000.00 (German Mark: two hundred fifty thousand) annually of the Companies which have a different wording compared to the standard sales contract of the Companies which is contained in Attachment 5.11 (d) (i) and which are not governed by the general conditions of sales of the Companies contained in Attachment 5.11 (d) (ii), whereby sales agreements with varying delivery terms, discounted payment terms of less than 61 (sixtyone) days and annual volume bonuses of less than 3 (three) % (percent) of invoiced prices are not considered as having different wording compared to the standard sales contract of the Companies,

         (e) agreements regarding compensation, dependant on profit or turnover of the Companies, profit sharing or similar arrangements except as listed in Attachment 5.11 (e),

         (f) competition restraints or contracts or other documents that limit the freedom of the Companies to compete or similar restrictions to the detriment of the Companies except as listed in Attachment 5.11 (f),

         (g) sureties, guarantees, comfort letters, performance bonds, letters of credit or similar undertakings regarding the indebtedness of any person or entity incurred or issued by the Companies with a face value of more than DM 250,000.00 (German
                  Mark: two hundred fifty thousand), except as listed in Attachment 5.11 (g),

         (h) contingent or actual repayment obligations in connection with grants or subsidies received by the Companies except as listed in Attachment 5.11 (h),

         (i) contractual obligations of whatsoever kind which are not shown in the Financial Statements with a face value of more than DM 250,000.00 (German Mark: two hundred fifty thousand), except as set forth in sections 5.11 (a) through to 5.11 (h) or in sales agreements and except as listed in Attachment 5.11 (i),

         (j) pending, expected or threatened actions, claims, disputes, inquiries or proceedings before courts, administrative authorities or arbitration bodies, investigations or inquiries by administrative authorities, especially due to impairment of the environment (including no criminal investigations) where the Companies are a party to or involved or named in or where properties or assets of the Companies are involved in, with an aggregate value in dispute (Streitwert) in excess of DM 500,000.00 (German Mark: five hundred thousand) except as listed in Attachment 5.11 (j). There are no facts known which could give reason to institute the aforementioned proceedings,

         (k) forward contracts regarding goods, foreign currencies and interest (Waren-, Devisen- und Zinstermingeschafte) except as listed in Attachment 5.11 (k),

         (l) license agreements with the Companies as licensor or licensee regarding intellectual property rights or other unprotected Know-How except as listed in Attachment 5.11 (l),

         (m) contractual or statutory obligations to make lump sum payments (Abfindungen) of whatsoever kind except as listed in Attachment 5.11 (m),

         (n) commitments to pay out loans or loans with a principal amount of more than DM 10,000.00 (German Mark: ten thousand) which have been paid out by the Companies except as listed in Attachment 5.11 (n),

         (o) distribution agreements (distributor- or commercial agent agreements) (Eigenhandler oder Handelsvertretervertrage) of whatsoever kind (including similar commission arrangement) except as listed in Attachment 5.11 (o) (i) (appointing the Companies as distributor or commercial agent) and Attachment
                  5.11 (o) (ii) (appointing a third party as distributor or commercial agent). All such agreements are in conformity with the respective applicable law including EU-law, if EU-law is applicable on such agreements, except as stated in the aforementioned attachments,

         (p) powers of attorney of whatsoever kind including bank, cashier's or powers of attorney regarding bills of exchange except as listed in Attachment 5.11 (p),

         (q) acts of violation of competition, e.g. no violations of Sections 1 et seq. German Act Against Unfair Trade Practice (Gesetz gegen den unlauteren Wettbewerb, UWG),

         (r) orders by the Companies, except in the ordinary course of business, especially no orders for investments in an amount exceeding DM 200,000.00 (German Mark: two hundred thousand) in each single case,

         (s)      obligations outside the ordinary course of business,

         (t) any judgement or order rendered by court or administrative proceedings or any settlement entered into in such context which would substantially impair or restrict the Companies in conducting their businesses, in acquiring or selling of goods or assets or in competing in the market,

         (u) agreements with an annual volume of more than DM 250,000.00 (German Marks: two hundred fifty thousand) which either do not automatically come to an end 6 (six) months after the entering into of the Agreement or which cannot be terminated by the Companies so that they come to an end the latest within 6 (six) months after the entering into of the Agreement except as listed in Attachment
                  5.11 (u),

         (v) agreements which in each single case lead to payments which are received or which have to be made by the Companies of more than DM 250,000.00 (German Mark: two hundred fifty thousand) annually or which are otherwise of special significance for the Companies other than sales in the ordinary course with the exception of those listed in Attachment 5.11 (v). The Sellers do not know of any impairment of the performance of obligations arising out of such agreements, especially the Companies are not in default with any obligations of the Company arising out of such agreements,

         (w) agreements which are to the best knowledge of the Sellers not valid,

         (x) loan agreements and other banking and overdraft facilities other than those set forth in Attachment 5.11 (x).



5.12     Environmental

         No harmful substances (Schadstoffe) have been let (einlassen), have seeped (einsickern), have been stored (einlagern) or otherwise have been put (einbringen) into the ground (Erdreich), water (Grundwasser und Oberflachenwasser) and air (Luft) of any of the property, owned, leased or used by the Companies and no such substances have been on such property in violation of all the applicable laws. All harmful substances have been dealt with (umgehen), stored (lagern) and disposed of (entsorgen) in compliance with all Environmental Laws and Environmental Permits applicable from time to time when any such action has been taken.

         The Companies are in compliance with all Environmental Laws and Environmental Permits. All waste products generated by the Companies are disposed of in compliance with applicable Environmental Laws in effect now or at the time of such disposal, and, where applicable, pursuant to and in accordance with all Environmental Permits.

         There is no liability, whether asserted or unasserted, fixed or contingent, relating to the real estate property, owned, leased or used by the Companies which results from any environmental matters, including, the use, discharge, disposal, storage, accumulation, transport, leakage, spillage or other actions by the Companies with respect to any harmful or toxic substances, hazardous waste or other pollutants, contaminants or nuisances.

         No claim has been made with respect to the operation of facilities of the Companies resulting from any harmful substance, hazardous waste or from any asbestos or similar materials used in the construction thereof and there is no valid basis for any such claim.

         For purposes of this Article:

         (a) the term "Environmental Law(s)" means any law, statute, regulation, ordinance, rule, order, decree, judgement, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any government of any country in which the properties owned, leased or used by the Companies are located, or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in such country, which relates to or otherwise imposes liability or standard of conduct concerning discharges, emissions, releases or threatened releases of noises, odours or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter of energy, into ambient air, water, or land, or otherwise relating to manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials; and

         (b) the term "Environmental Permit(s)" means any permit, license, approval, consent or other authorization required by pursuant to any applicable Environmental Law.

         The statements and declarations contained in section 5.12 are only given to the best knowledge of Sellers to the extent they relate to the Affiliates.

5.13     Miscellaneous

5.13.1 Neither the Purchaser nor any affiliate of the Purchaser nor the Companies have or shall have any liability or otherwise suffer or incur any loss, cost or damage as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the Sellers or the Companies in connection with any of the transactions contemplated by the Agreement.

5.13.2   The managing directors of the Companies are listed in Attachment 5.13.2
         (i). Holders of a commercial limited statutory power of attorney (Prokura) are listed in Attachment 5.13.2 (ii). There are no other managing directors or holders of a commercial limited statutory power of attorney.

5.13.3 Except as previously disclosed to the Purchaser and its accountant to the best knowledge of the Seller No. 1 after due inquiry, neither the Companies nor the Subsidiary and Affiliates nor any of its respective board members, managing directors, directors, officers, employees, agents or representatives, nor any other person or entity acting on behalf of any of them, has made, paid or received bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful.

5.13.4 Attachment 5.13.4 (i) contains a true, accurate and complete list of all open accounts receivable of the KG which came into existence up to April 30, 2000 and of the Subsidiary and the Affiliates which came into existence up to March 31, 2000 including its respective due dates and Attachment 5.13.4 (ii) contains a true, accurate and complete list of all open liabilities of the KG which came into existence and which have been invoiced on or prior to April 30, 2000 and of the Subsidiary and the Affiliates which came into existence and which have been invoiced on or prior to March 31, 2000 including its respective due dates with the exception of such accounts receivable and liabilities of the Companies which are contained in the Financial Statements.

5.13.5 Attachment 5.13.5 contains a true, accurate and complete list of all contracts, agreements or arrangements, other than contracts set forth under section 13.4, by which the Companies are bound, or in respect of which any of their assets or properties are subject, providing for an aggregate annual payment obligation of more than DM 500,000.00 (German
         Mark: five hundred thousand) or with a termination period of more than 6 (six) months (all contracts, agreements or arrangements listed in Attachment 5.13.5, the "Material Contracts"). All Material Contracts (true, accurate and complete copies of which have been delivered to the Purchaser) are in full force and have not been terminated by any party thereto. The Companies are not in default in the fulfilment of any of the obligations under or resulting from such Material Contracts. No other party to such Material Contract is in default of its obligations thereunder.

5.13.6 The list of all bank accounts of the Companies except Bornemann-Spain and Bornemann-India set forth in Attachment 5.13.6 is complete and correct including the list of all persons which are authorized to sign or to dispose about such accounts.

5.13.7 Attachment 5.13.7 sets out a true, accurate and complete list of all guarantees (Garantien, Burgschaften, Kreditauftrage) issued by the Sellers for the benefit of the Companies or issued by the KG for the Subsidiary or the Affiliates.

5.13.8   The credit-lines of the Companies are set forth in Attachment 5.13.8.

5.13.9 The information provided by the Sellers and the Companies regarding the KG, B+B-Polska and Bornemann Turkey in the course of the due diligence process to the Purchaser and on the Purchaser's behalf to its advisors, is true, accurate and complete in all respects. The information provided by the Sellers and the Companies regarding Bornemann Spain and Bornemann India in the course of the due diligence process to the Purchaser and on the Purchaser's behalf to its advisors, is to the best knowledge of the Seller No. 1 after due inquiry true, accurate and complete in all respects. No information has been withheld which is of importance for the evaluation of the Companies and their business.



6. LEGAL CONSEQUENCES IN CASE OF VIOLATION OF REPRESENTATIONS, WARRANTIES AND GUARANTEES

6.1 In case a representation or warranty or guarantee given by the Sellers in Article 5 should be incorrect, the Purchaser shall give the Sellers respective notice by registered letter and shall request the Sellers to bring about the contractual condition which would have existed if such representation or warranty or guarantee would have been fulfilled within a period, selected at the discretion of the Purchaser, but being at least 60 calendar days. In the event that

         (i) the Sellers are not able to bring about such contractual condition, or

         (ii) the Sellers refuse to bring about such contractual condition, or

         (iii) the Sellers fail to bring about such contractual condition within the period of time identified in the Purchaser's notice, and

         (iv) the Purchaser or the Companies suffer any financial damage or loss as a consequence of such breach of representation or warranty or guarantee (whether or not the Sellers have brought about the contractual condition), then at the discretion of the Purchaser, either (A) the Purchaser shall reduce the Purchase Price (Minderung) in the respective amount of the loss or damage arising from such breach of a representation or warranty or guarantee or (B) the Sellers shall put at the discretion of the Purchaser the Purchaser or the Companies in the position the Purchaser or the Companies would have been in if the representation or warranty or guarantee would have been correct.

6.2 The Purchaser is only entitled to assert claims based on breach of representations, warranties or guarantees if the aggregate amount of such claims exceeds the amount of DM 1,000,000.00 (German Mark: one million).

6.3 The aggregate amount of all claims of the Purchaser against the Sellers arising out of Article 6 shall not exceed 30% (thirty percent) of the Purchase Price as reduced (if any) in accordance with Article 4. Within the limitation contained in the preceding sentence (i) all claims of the Purchaser against the Sellers arising out of Article 6 in connection with Bornemann-Turkey shall not exceed DM 10,000,000.00 (German Mark: ten million), (ii) all claims of the Purchaser against the Sellers arising out of Article 6 in connection with Bornemann-Spain shall not exceed 5 (five) % (percent) of the Purchase Price as reduced (if any) in accordance with Article 4, and (iii) all claims of the Purchaser against the Sellers arising out of Article 6 in connection with Bornemann-India shall not exceed 5 (five) % (percent) of the Purchase Price as reduced (if any) in accordance with Article 4.

6.4 To the extent that representations or warranties or guarantees are based upon knowledge (Kenntnis) or constructive knowledge (Kennenmussen) of the Sellers, knowledge or constructive knowledge of the Sellers or of the persons listed in Attachment 6.4 is or is deemed to be knowledge or constructive knowledge of the Sellers.

6.5      Rights of the Purchaser pursuant to Article 6 in connection with
         Article 5 are excluded to the extent that losses or damages resulting from a breach of representations, warranties and guarantees have lead to a reduction of the Purchase Price according to section 4.1

6.6      Rights of the Purchaser pursuant to Article 6 in connection with
         Article 5 are excluded to the extent that losses or damages resulting from a breach of representations, warranties and guarantees regarding the Bank-Debt (as defined in section 4.2.1) have lead to a reduction of the Purchase Price according to section 4.2.



7.       NO COMPETE RESTRAINT

7.1 The Seller No. 1 shall not without prior written consent of the Purchaser,

7.1.1 for a period of 3 (three) years, beginning with the date of the Agreement, commence or pursue any activity in the business area of designing, developing, manufacturing, using, marketing, distributing and selling woven labels, printed labels, merchandise tags and other apparel identification products in the territory of the Federal Republic of Germany, Poland, Spain, Turkey and India no matter for his own account or in connection with or to the benefit of any third party; the Seller No. 1 shall neither support such activities directly or indirectly, nor shall he receive any economic benefit from such activities, nor shall he participate in an enterprise in any way whatsoever which is active in such areas, nor shall he disturb, or attempt to disturb, any business relationship between any third party and the Companies or make any statement to any third party, including the press or media, likely to result in adverse or negative publicity for the Companies,

7.1.2 for a period of 3 (three) years, beginning with the date of the Agreement, solicit, divert or attempt to solicit or divert any third party who is, was, or was solicited to become, a customer or supplier of the Companies at any time prior to the date of the Agreement,

7.1.3 for a period of 3 (three) years, beginning with the date of the Agreement, cause any employee, distributor or advisor or independent consultant (with the exception of attorneys, chartered accountants and tax advisers) who is presently active for the Companies or has been active for the Companies since January, 1990 or will be active for the Companies in the future, or any client, customer or supplier of the Companies, to become active for himself or for a company in which the Seller No. 1 participates or for a competing company in any way whatsoever, be it for himself or to the benefit of any person, firm or company,

7.1.4 at any time after the date of the Agreement provide or disclose to third parties, neither directly nor indirectly, business secrets of the Companies, and shall neither cause third parties to provide or to disclose such business secrets, nor to promote or cover such provision or disclosure, nor to use such business secrets for his personal purposes.

7.2 For the purposes of section 7.1.1 there shall be disregarded the financial interest of any person or company in a class of securities which are listed on any recognised stock exchange if that interest is less that 5 (five) per cent of that class.

7.3 For each individual breach of the provisions contained in section 7.1 the Seller No. 1 shall pay to the Purchaser an adequate contractual penalty in an amount to be assessed by the Purchaser according to
         Section 315 BGB. If a dispute arises as to the adequacy of the amount of such contractual penalty, such amount shall be assessed by the competent court upon request of the Seller No. 1 according to Section 315 para. 3 BGB. This provision, however, does not affect the other remedies of the Purchaser to recover an exceeding damage as well as the enforcement of other claims. Each day during which a violation of section 7.1 continues is considered to be an independent event triggering the contractual penalty.

7.4      The parties of the Agreement assume that the provisions contained in section 7.1 and section 7.3 are reasonable. If at any time any of the provisions of section 7.1 and/or section 7.3 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, territory, scope of activity or otherwise, then this Article shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such duration, territory, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and parties expressly agreeing that the Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.5 The participation of the Seller No. 1 in Dualplast Italia does not violate Article 7.



8.       STATUTE OF LIMITATIONS

8.1      Any claims of the Purchaser pursuant to section 6.1 in connection with
         Article 5 shall be time-barred after 2 (two) years following the date of the Agreement, provided that

         (i) any claims of the Purchaser pursuant to section 6.1 in connection with section 5.1 and section 5.2 shall be time-barred after 10 (ten) years following the date of the Agreement,

         (ii) any claims of the Purchaser pursuant to section 6.1 in connection with section 5.4 (h) shall be time barred after 6
                  (six) months following the date mentioned in Section B II
                  Section 3 No. 1 b) of the Sale and Lease Back Agreement, and

         (iii) any claims of the Purchaser pursuant to section 6.1 in connection with section 5.6 shall be time-barred after 60 (sixty) months after the date of the Agreement.

         According to the law of the Federal Republic of Germany mandatory shorter periods of limitation remain untouched.

8.2 The claims of the Sellers are time-barred after 5 (five) years following the date of the Agreement.



9.       INSPECTION BY THE PURCHASER

9.1 Any knowledge obtained by the Purchaser or its advisers in the course of the due diligence audit or otherwise leave statements, representations, warranties, guarantees and indemnities of the Sellers made in the Agreement untouched and leave also untouched the right of the Purchaser to make claims based on such statements, representations, warranties, guarantees and indemnities of the Sellers made in the Agreement.

10.      TAXES

10.1 To the extent that the Companies are subject to payments of any Taxes (as defined in section 5.6) relating to periods or events prior to the Effective Date, the Seller No. 1 hereby indemnifies and holds harmless the Purchaser and the Companies from and against any and all such Taxes and any other losses, cost and expenses (including attorney's fees and disbursements) arising out of or in connection with the obligation to pay the Taxes, but only to the extent that such payment to be made by the Companies exceed the specific provisions relating thereto in the Financial Statements provided, however, that the Seller No. 1 is not obliged to indemnify the Purchaser for Taxes payable by the KG (i) due to profit distributions made by the Subsidiary or the Affiliates to the KG received by the KG after the Effective Date or (ii) due to profits gained by the Subsidiary or the Affiliates after the Effective Date.

10.2 After the Transfer Date the Purchaser will request the Companies, as far as legally permissible, to give to the Sellers reasonable access to the books and records of the Companies, as necessary and appropriate, to allow the Sellers to safeguard their concerns and interests in tax field audits relating to the period or events prior to the Effective Date and the Purchaser is obliged at the cost of the Sellers to appeal against any tax assessments and to challenge a notice of assessment upon the Sellers' request concerning any tax purposes involving all periods prior to the Effective Date, but only to the extent that the affairs of the Companies and the Purchaser are not thereby prejudiced.

10.3 Furthermore, the Purchaser shall ensure, to the extent legally permissible, that the Sellers are given reasonable opportunity to consult with the Companies regarding any tax field audits of the Companies relating to periods or events prior to the Effective Date, but only to the extent the affairs of the Companies and the Purchaser are not thereby prejudiced. The Sellers are obliged to cooperate with the Companies concerning any tax field audits of the Companies involving all periods prior to the Effective Date.

10.4 An increase in the valuation of an asset and a decrease in the valuation of a liability as consequence of a tax audit of the Companies do not lead to claims of the Sellers against the Purchaser or the Companies and do not reduce claims of the Purchaser and the Companies against the Sellers.

11.      CONDITIONS PRECEDENT

11.1 Upon signing of the Agreement, section 13.5 and Articles 16 and 17 shall become valid and binding for the parties. The remainder of the Agreement, including the sale of and the withdrawal from the position as the only general partner of the KG and the sale and assignment or the only commercial limited partnership interest in the KG shall become valid and binding upon the satisfaction of the condition precedent (aufschiebende Bedingung) in form of the entering into (Abschluss) of the Sale and Purchase Agreement between Paxar Far East Limited as purchaser and Mr. Ulrich Bornemann as seller regarding shares in Bonny Nice Industries Limited dated with the date of the Agreement.

11.2     (Intentionally Omitted)

11.3 If the condition set forth in section 11.1 above has not been satisfied by 30 June 2000, the Purchaser may until the day preceding the day of the satisfaction of all such conditions rescind (zurucktreten) the Agreement by written statement to the other parties in which case all commitments of the Sellers and the Purchaser hereunder shall terminate without any continuing liability except that each party shall deliver to the other party all documents, working papers and other materials furnished to it by the respective other party in connection with the transaction contemplated by the Agreement hereunder irrespective of whether such materials have been furnished before or after the signing of the Agreement. Each party will keep strictly and confidential all information which has been so revealed by the other party.



12.      MERGER CONTROL

         The transaction which is object of the Agreement has been cleared by the German Federal Cartel Office (Bundeskartellamt, "FCO") by letter of the FCO dated May 4, 2000 attached as Attachment 12.



13.      RIGHTS AND OBLIGATIONS OF THE PARTIES

13.1 The Sellers grant to the Purchaser, its respective affiliates (Beteiligungsgesellschaften) and the Companies and its respective affiliates as well as to their respective successors a worldwide perpetual royaltyfree and exclusive right to use for itself or for an affiliate (Beteiligungsgesellschaft), a branch office or a department with right to sublicense, the name "Bornemann + Bick" (including the right to use such name as a "geschaftliche Bezeichnung" and to register new trademarks (Marken) including the name "Bornemann + Bick") and/or each distinctive part thereof in the business of designing, developing, manufacturing, using, marketing, distributing and selling woven labels, printed labels, merchandise tags and other apparel identification products and related services. The Sellers declare that they do not know of any other enterprise which uses the firm to identify an enterprise except as listed in Attachment 13.1.

         The Sellers will support the Purchaser, its respective affiliates and the Companies as well as their respective successors in each and any permissible way and will give all necessary declarations and will issue all documents to put the Purchaser its respective affiliates and the Companies as well as their respective successors in the position to use such name and/or distinctive parts thereof with and without additions.

13.2 The Sellers shall cause that all intellectual property rights which are identified in Attachment 13.2 as being owned by the Sellers or another party are transferred from the Sellers or the respective other party holding such intellectual property rights to the Companies, at Sellers' expense, as soon as possible after the date hereof and that all applications or filings necessary for such transfer shall have been effected prior to the date of the Agreement. Moreover, the Sellers hereby grant the Companies a worldwide, exclusive royalty-free licence to use, with right to sublicense, such intellectual property rights during the period between the Transfer Date and the effectiveness of their transfer to the Companies. With regard to such intellectual property rights, the Sellers hereby give as of the date of effectiveness of the transfer of the intellectual property rights the representations and warranties set forth in section 5.7 above mutatis mutandis, it being understood that the limitation period pursuant to section 8.1 will be 2 (two) years following the effectiveness of the transfers. The Sellers shall not, contest or support third parties in contesting the Company's rights to use the intellectual property rights or the know-how referred to in section 13.2.

         In so far as the Sellers own at the date of the Agreement, intellectual property rights including respective applications which are adverse to the business activity of the Companies and which for any reason have not been transferred to the Companies pursuant to this section, the Sellers herewith grants to the Companies a worldwide, perpetual royalty free and exclusive licence regarding such intellectual property rights.

13.3 The Sellers agrees that all know-how previously provided by the Sellers to the Companies, may continue to be used by the Companies after the Transfer Date without restriction, including without any further requirement for licensing or payments with respect thereto. The Sellers have delivered or will deliver to the Companies all know-how related documents including but not limited to drawings, plans, computer programs etc. relating to the object of the Companies.

13.4 Except as provided explicitly otherwise in Attachment 13.4, the Sellers neither have any legal relationships with the Companies, nor have the Sellers any rights and claims against the Companies or to any tangible or intangible asset of the Companies (including rights arising out of licenses), which are necessary for the conduct of the business of the Companies in its present area and scope of activity, or which are used by the Companies, nor have the Sellers any other rights and claims against the Companies.

         To the extent that any such legal relationships which are not explicitly mentioned in Attachment 13.4 should exist nevertheless, all such legal relationships between the Sellers and the Companies end on the Transfer Date without coming into existence of any liability or obligation whatsoever for the Purchaser or the Companies. To the extent that such rights and claims, which are not explicitly mentioned in Attachment 13.4, should exist nevertheless, the Sellers are at the discretion of the Purchaser either obliged to waive such rights and claims or obliged to transfer such rights and claims to the Companies without further consideration, or such rights and claims end on the Transfer Date without coming into existence of any liability or obligation whatsoever for the Purchaser or the Companies. The Sellers herewith guarantee that the same applies to all legal relationships between the members of their families, the persons or companies related to the Sellers and former partner or interest-holders of the Companies and persons related to such former partner or interest-holders of the Companies on the one hand and the Companies on the other.

13.5 The Sellers guarantee that the KG sells its interest in Dualplast Italia Gruppo Bornemann S.r.l. to the Seller No. 1 against no consideration the latest by the date of the Agreement. The Sellers herewith indemnify the KG from and against all liability arising out of or in connection with such sale.

13.6 The Seller No. 2 is obliged prior to the Transfer Date to repay to the KG the total principal amount of the loan including interest thereon granted to the Seller No. 2 by the KG.

13.7 The Purchaser procures that the KG continues the environmental protection insurance which the KG presently has also after the Transfer Date at least for a time period of 2 (two) years after the date of the Agreement, provided the present insurance company is willing to continue to provide such insurance coverage during such period on the basis of reasonable terms and conditions. The Purchaser is, however, entitled to substitute the present insurance company by another insurance company the Purchaser may designate, provided the insurance coverage of the other insurance company is not materially different from the insurance coverage provided by the present insurance company.

13.8 The Seller No. 1 has granted sureties to banks as security for loans granted by such banks to the KG and to Bonny Nice Industries Limited, Hong Kong attached as Attachment 13.8 (the "Sureties"). The Purchaser and the Guarantor hereby jointly and severally indemnify the Seller No. 1 from and against all liability arising out of the Sureties. This indemnity is irrevocable. The Purchaser and the Guarantor shall use their best efforts to externally release the Seller No. 1 from all liability arising out of the Sureties. Any setting of (Aufrechnung) and right of retention (Zuruckbehaltung) with regard to the indemnity contained in this section is excluded unless claims have been acknowledged (anerkannt) in writing or have been confirmed by final decision of a competent court or court of arbitration.

13.9 The Seller No. 1 is the only general partner of the KG. Upon completion of the Agreement the Seller No. 1 withdraws from the KG as general partner. Pursuant to Section 160 HGB the Seller No. 1 is liable for all liabilities of the KG which came into existence prior to such withdrawal of the Seller No. 1 from the KG during a period of 5 (five) years after such withdrawal. The Purchaser and Paxar Corporation hereby jointly and severally indemnify the Seller No. 1 from and against all liability arising out of Section 160 HGB. This indemnity is irrevocable. Section 13.8 last sentence is applicable. This section
         13.9 is also applicable regarding liability, if any, arising out of
         Section 159 HGB and/or Section 613 a BGB.

13.10 The Seller No. 1 guarantees payment by Gerhard Hohmann, Hilgershohe 83a, 42277 Wuppertal of all obligations G. Hohmann owes to the Companies including interest thereon existing at the date of the Agreement the latest by December 31, 2000 to the respective Company. The Purchaser is obliged to assign the respective claims of the Companies to the Seller No. 1 to the extent the Seller No. 1 makes payment to the Companies due to the guarantee contained in this section.

13.11 The Seller No. 1 guarantees payment by Europrint S.A., Bat. 2 BP 49 Torcy, 77201 Marne La Vallee Cedex 1, France of all obligations Europrint owes to the Companies including interest thereon existing at the date of the Agreement the latest by December 31, 2000 to the respective Company. The Purchaser is obliged to assign the respective claims of the Companies to the Seller No. 1 to the extent the Seller No. 1 makes payment to the Companies due to the guarantee contained in this section.

13.12    Notwithstanding the exception made in the 5th and 6th sentences of
         Section 5.3.3 the Seller No. 1 is obliged to indemnify the Purchaser and Bornemann-Turkey against claims raised by third parties against Bornemann-Turkey if such claims relate to the past business practices of Bornemann-Turkey to the extent no provision has been made or to the extent such claims have not been recorded as liabilities.

14.      GUARANTEE OF THE GUARANTOR

         The Guarantor guarantees the obligations of the Purchaser arising out of section 2.1, section 13.8, section 13.9 and Article 15.

15.      SELLER NO. 1'S PROFIT PARTICIPATION

15.1 During the calendar years 2000, 2001 and 2002 the Seller No. 1 shall receive a participation in the profits of the Companies in the amount of the product of the Differential Amount (as defined below) and the factor 3 (three) (the "Profit-Participation").

         The "Differential Amount" is the positive difference between the Average Consolidated Profit of the Companies (as defined below) and the consolidated profit of the Companies as of December 31, 1999 as set forth on Attachment 15.1.

         The average consolidated annual profit of the Companies before taxes on operating and non-operating income for the calendar years 2000, 2001 and 2002 is 1/3 of the sum of the consolidated profits of the Companies before taxes on operating and non-operating income for the calendar years 2000, 2001 and 2002 (the "Average Consolidated Profit of the Companies").

15.2 The parties agree that for the calendar years 2000, 2001 and 2002 the consolidated profit of the Companies before taxes on operating and non-operating income

15.2.1   is ascertained as follows:

         (a) On the basis of the statutory financial statements of the Companies which shall be prepared on the basis of the same principles and practices used to prepare the Financial Statements referred to in section 5.3,

         (b) the actual amount of the annual remuneration of the Seller No. 1 shall be treated as business expenses,

         (c) for the respective Company according to the generally accepted accounting principles applicable at the seat of the respective Company,

         (d) within the scope of the consolidation of the Affiliates, is only computed on a pro rata basis according to the interest the KG holds immediately prior to the Transfer Date in the Affiliates, both directly and indirectly, except as set forth in section 15.2.4,

         (e) shall be expressed in German Mark converted from other currencies using the generally accepted accounting principles applicable at the seat of the respective Company, and

         (f) is increased by the trade tax payable in the Federal Republic of Germany.

15.2.2 is ascertained regarding intercompany transactions between the Companies on the one side and Paxar Corporation and companies in which Paxar Corporation directly or indirectly owns interests on the other side (the "Intercompany Transactions") as follows:

         (a) Intercompany Transactions regarding manufactured products between the KG, B+B-Polska and Bornemann-Turkey on the one side and companies in which Paxar Corporation directly or indirectly owns at least 75% will be at intercompany transfer prices (the "IC-Prices"), which are set at a mark up of 28% above direct cost only consisting of direct materials, direct labor, direct factory overhead and shipping costs. IC-Prices so determined will apply unless market conditions require a lower price, which will then be determined in a fair and reasonable negotiation between the buyer and the seller of the manufactured products.

         (b) If either the seller or the purchaser of manufactured products are less than 75% owned by either Paxar Corporation and companies in which Paxar Corporation directly or indirectly owns interests or the Sellers, the IC Price will be set by the seller of the manufactured products so as to be no higher than the lowest price charged to any of its third-party customers.

         (c) Purchases or sales of raw materials or other products to which the selling company does not add significant value will be sold at cost plus a handling charge not to exceed 5% of cost.

         (d) For the elimination of doubt, the Sellers and Paxar Corporation agree that each will endeavour to sell the products manufactured by the other and will do so with the understanding that no sales commissions shall be paid.

15.2.3   is ascertained according to cash required or excess cash as follows:

         (a) Profit before taxes on operating and non-operating income will be calculated so as to include an appropriate interest cost based upon the cash required by any of the Companies provided by Paxar Corporation beyond amounts generated from the operations of the businesses. The source and the terms and conditions of funding of such cash requirements will be determined by Paxar Corporation.

         (b) Profit before taxes on operating and non-operating income will reflect an appropriate interest income credit to the extent that the Companies generate more cash than is needed to support current requirements. The disposition of such excess (e.g., debt repayment or short-term investments) will be determined by Paxar Corporation.

15.2.4 is ascertained according to the following rules in the event that the equity ownership percentages should change for any of the Companies currently directly or indirectly owned less than 51% by the Sellers as follows:

         (a) In the event Paxar Corporation combines its business in Spain with Bornemann-Spain or decreases the interest held in Bornemann-Spain or Bornemann-India then such entity as disregarded for the purpose of Article 15.

         (b) In the event Paxar Corporation increases the interest held in Bornemann-Spain or Bornemann-India then section 15.1.1 (d) remains applicable and such entity is taken into account with such interest as has been held by the KG at the date of the date of the Agreement.

15.2.5 is ascertained, since it is likely that there will be some integration of the Sellers' businesses with Paxar Corporation's businesses according to the following rules:

         (a) Where businesses are combined for administrative purposes (e.g., accounting reasons or customer service) in order to reduce overall costs, the administrative costs of the combined businesses will be allocated between the Sellers' and Paxar Corporation's businesses using sales to determine the apportionment factors. Paxar Corporation agrees that such combinations will not occur unless the Sellers' agree that there is an advantage to making the combination (lower costs or improved capabilities) or unless Paxar Corporation agrees to override the apportionment of costs set forth in the preceding sentence by charging the Sellers' businesses no more than an amount equal to the cost incurred prior to the combination.

         (b) If existing manufacturing operations are combined into one plant or adjacent plants that are managed by the same plant management, the indirect costs (i.e., overhead costs) of the combined operation will be allocated to the previously separate businesses using sales to determine the apportionment factors. In this instance, only the results of the Sellers' previously existing business will be included. The foregoing would apply, for example, if the Sellers' and Paxar Corporation's existing manufacturing operations in Turkey were to be combined.

15.2.6 is ascertained for the elimination of doubt, in such a way as that profit before taxes on operating and non-operating income will include the results of any expansion of activities of the Companies beyond those taking place on the date of the Agreement. For example, existing woven label operations of the Seller and Paxar Corporation in Panyu may be combined. As another example, narrow woven edge tape production may be introduced to Mr. Ulrich Bornemann's plant in Panyu.

15.3 The Profit-Participation shall be due for payment by the Purchaser to the Seller No. 1 on April 15, 2003.

15.4 The Profit-Participation of the Seller No. 1 amounts to a maximum of DM 20,000,000.00 (German Mark: twenty million), provided, however, that such maximum amount of DM 20,000,000.00 shall be increased if any by the difference between the maximum amount of the profit-participation as defined in section 14.4 of the Sale and Purchase Agreement between Paxar Far East Limited as purchaser and Mr. Ulrich Bornemann as seller regarding shares in Bonny Nice Industries Limited dated with the date of the Agreement (the "HK-Agreement") being HK$ 58,500,000.00 (Hong Kong Dollar: fifty eight million five hundred thousand) and the actual amount paid to Mr. Ulrich Bornemann under section 14.1 of the HK-Agreement. For the purpose of this section HK$ shall be converted into DM using the rates printed in the New York edition of the Wall Street Journal for the last business day in New York City of the year 2002. Independent from the provisions contained in Article 15, the Profit-Participation of the Seller No. 1 amounts to a minimum of DM 2,500,000.00 (German Mark: two million five hundred thousand).

15.5 The amount of the Profit-Participation shall be determined by Arthur Andersen and shall be notified by Arthur Andersen in writing to the Seller No. 1 and the Purchaser simultaneously the latest on April 1, 2003 (the "Receipt Date").

15.6 In case the Purchaser or the Seller No. 1 do not agree with the determination made by Arthur Andersen according to section 15.5, the Purchaser or the Seller No. 1 as the case may be shall notify the respective other parties on such disagreement at the latest 10 (ten) days after the Receipt Date. If a notification according to this section is not made, the amount of the Profit-Participation as determined by Arthur Andersen shall be binding on the parties.

15.7 If the parties fail to reach an agreement on the Profit-Participation after a notification has been made according to section 15.6 within a period of 45 (forty five) days after Receipt Date, the dispute shall be referred to an independent firm of auditors with significant international experience appointed as an expert (Schiedsgutachter) in the sense of Section 317 BGB (the "Profit-Participation-Expert") and not as an arbitrator jointly by the Seller No. 1 and the Purchaser, who will resolve the dispute. The decision of the Profit-Participation-Expert shall be final and binding on the parties. The Profit-Participation as decided by the Profit-Participation-Expert shall be final and binding on the parties. If the parties fail to agree on the firm of auditors to appoint as the Profit-Participation-Expert within a period of 60 (sixty) days after the Receipt Date, the Profit-Participation-Expert (which shall be an independent firm of auditors with significant international experience) shall be appointed by the President of the Institut der Wirtschaftsprufer e.V., Dusseldorf upon the request of either party of the Agreement.

15.8 The cost of the determination made by Arthur Andersen shall be borne by the Purchaser. Each party shall bear one half of the costs of the Profit-Participation-Expert appointed pursuant to section 15.7.

15.9 In case the Seller No. 1 voluntarily resigns as managing director of the Purchaser prior to December 31, 2002 the Seller No. 1 is only entitled to a payment according to Article 15 equivalent to the Profit-Participation multiplied by a fraction the numerator of which is equivalent to the number of months the Seller was General Partner of the KG and managing director of the Purchaser after January 1, 2000 and the denominator of which is 36 (thirty six), provided, however, that the Seller No. 1 is entitled to a payment of not less than DM 2,500,000.00 (German Mark: two million five hundred)

16.      INTERIM PERIOD

16.1 The Sellers undertake to procure that during the period between the date of the Agreement and the Transfer Date the Companies have been and will be managed in the ordinary course of business in compliance with the provisions of any applicable laws or regulations and in compliance with the obligations assumed by them, and that the Companies have not and will not enter into agreements or arrangements which, by their nature, scope or duration are outside the ordinary course of business or which may conflict with the representations and warranties set out in Article 5.

16.2 In particular, but without limitation thereto, the Companies have not and will not within the limits mentioned above

16.2.1 give guarantees or surety in respect of obligations of the Sellers, or, in respect of obligations of third parties, other than in the ordinary course of business;

16.2.2 neither acquire nor dispose of (including by way of leasing agreements) any businesses, interests or fixed assets, nor undertake to make such acquisition or disposal;

16.2.3 make any legally relevant declaration in respect of any other item addressed in sections 5.5 (a) through to 5.5 (p).

16.3     The Sellers will cause that

16.3.1 the Purchaser's and Paxar Corporation's employees have reasonable access to the Companies' premises and documents at all times during normal business hours;

16.3.2 the Purchaser is regularly and continuously informed about the Companies' business, financial and economic situation.

16.4 Regarding Article 16 the Seller is only obliged to use its best efforts to cause the Affiliates to comply.

17.      ARBITRATION

17.1 Any dispute arising out of or in connection with the Agreement and its Attachments, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of London Court of International Arbitration (the "Rules"), which Rules are deemed to be incorporated by reference into this clause.

17.2     The jurisdiction of the ordinary courts shall be excluded.

17.3 The tribunal shall consist of three arbitrators, two of them shall be nominated by the respective parties and the third arbitrator shall be appointed in accordance with the Rules.

17.4 The rules governing the arbitration proceeding before the arbitrators shall be the Rules and, where the Rules are silent the parties hereof agree that the procedural law of the Federal Republic of Germany shall be applicable.

17.5     The language of the arbitration shall be the English language.

17.6 The place of the arbitration shall be Wuppertal, Federal Republic of Germany.

17.7     (Intentionally omitted)

17.8 The parties hereof agree that the winning party of an arbitration proceeding has a claim for reimbursement against the losing party for all reasonable costs which the winning party had to spend for and during the course of the arbitration proceeding.

17.9 The decision of the arbitrators which has to contain a reasoning (the "Decision") shall be binding upon the parties hereof and enforceable by any court having jurisdiction for the enforcement of the Decision.

18.      MISCELLANEOUS

18.1     (Intentionally Omitted)

18.2 Any transfer taxes in connection with the sale, transfer and assignment according to Article 1 are borne by the Purchaser. Each party, however, bears the cost of its advisors and chartered accountants itself unless it is provided expressly otherwise in the Agreement.

18.3 Changes, amendments and supplements to the Agreement shall be in writing, signed by each of the parties hereto to be valid and require the explicit reference to the Agreement but need to be notarized if this is required by mandatory law.
         This is also applicable for a change or addition of this section.

18.4 Any demand, notice, declaration or other communication to be given in connection with the Agreement shall be given in English and in writing addressed to the recipient as follows:

18.4.1   to the Sellers:       Gerhard Bornemann
                               Schmiedestrasse 5
                               D-45549 Sprockhovel
         with a copy to:       Leinen & Derichs
                               Clever Strasse 16
                               D-50668 Koln
18.4.2   to the Purchaser:     Paxar Corporation
                               Att.: General Counsel
                               105 Corporate Park Drive
                               White Plains, NY 10604
                               USA
         with a copy to:       Clifford Chance Punder
                               Attn.: Gustaf-Rudolf Schlieper
                               Cecilienallee 6
                               40474 Dusseldorf

         or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

18.5 If any provision of the Agreement or any provision to be incorporated into the Agreement is or becomes invalid or impracticable or should a necessary provision not be contained in the Agreement, the validity of the Agreement and the remaining provisions of the Agreement shall remain unaffected. Instead of the invalid or impracticable provision or to bridge the gap, a valid provision is applicable which to the fullest extent possible corresponds to what the parties would have wanted or according to the sense and object of the Agreement would have agreed if they had known the invalidity or impracticability or had realised the gap.

18.6 Declarations which are contained in an Attachment to the Agreement are part of the Agreement and are deemed also for purposes of all other Attachments to the Agreement as part of the Agreement.

18.7 The Agreement is exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany.

18.8     (Intentionally Omitted)

18.9 The Agreement is written in the English language (except that certain of the Attachments may be in the German language). The Agreement may be translated into any language other than the English language, provided, however, that, for all purposes, the English language text of the Agreement shall prevail, provided, further, that, such terms to which a German translation has been added in parenthesis shall be interpreted throughout the Agreement in the meaning assigned to them by the German translation.

18.10 The Agreement including the Attachments hereto contain all of the terms, conditions, representations and warranties agreed upon between the parties relating to the subject matter of the Agreement and supersedes all prior negotiations, agreements and undertaking of the parties, oral, written, with respect to the subject matter hereof. Oral side agreements to the Agreement do not exist.

18.11 Except as required by law and except as required to perform the Agreement, no public announcements or press releases concerning the entering into of the Agreement shall be made by any party hereto without the prior written consent of the other party. If required by law and except as required to perform the Agreement, public announcements or press releases shall only be made upon consultation with the other party.

18.12 No party shall assign the Agreement, any part hereof or any rights arising hereunder to any third party (including affiliates of such party) without having obtained the prior written consent of the other party provided, however, that the Purchaser may at any time and from time to time, even without the prior written consent of the Sellers assign in whole or in part its respective rights and obligations under the Agreement to one or more wholly owned subsidiaries of the Purchaser, such assignee(s) shall collectively be deemed to be the

         "Purchaser" for all purposes of the Agreement and the assignee in such assignment shall have no further obligations with respect to the portions of its rights and obligations that have been assigned.

18.13 Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to the Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under the Agreement, or any waiver of any provisions or conditions of the Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

18.14 Each party shall from time to time execute and deliver all such additional documents and take all such additional actions as the other party may reasonably require in order to effectively consummate the Agreement as provided herein.

18.15 The KG has in an extraordinary interest-holders meeting on February 20, 2000 resolved that it approves the transfer of its interests to the Purchaser. This resolution is attached to the Agreement as Attachment 18.15.

18.16 All Attachments to the Agreement have been given by the parties to the Notar Dr. Gerrit Wenz with his official residence in Dusseldorf who on request of the parties accepted the Attachments to the Agreement and prepared his notarial deed no. W369/2000 out of the Attachments to the Agreement.



Sprockhovel, May 18, 2000


                                                /s/ Gerhard Bornemann
Bornemann & Bick GmbH & Co. KG                  ______________________________

By: /s/ Gerhard Bornemann                       (Gerhard Bornemann)
    ________________________

    (Gerhard Bornemann, managing director
    with single authority of representation of Provista 379. Verwaltungsgesellschaft mbH, general partner of Bornemann & Bick
    GmbH & Co. KG)


                                                /s/ Gerhard Bornemann
Paxar Corporation                               ______________________________

By: /s/ Robert S. Stone                         (Dr. Ulrich Bornemann)
    ________________________
    (Robert S. Stone)